Filed pursuant to Rule 424(b)5

SEC File No. 333-106080

333-121059

Prospectus Supplement to

Prospectus Dated December 16, 2004

4,300,000 Equity Units

(Initially Consisting of 4,300,000 Corporate Units)

6.75% Equity Units

PNM Resources, Inc. is offering 4,300,000 6.75% Equity Units in this offering.

Each Equity Unit will have a stated amount of $50 and will consist of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due May 16, 2010, issued by us, which we refer to as a Corporate Unit.

•	The purchase contract will obligate you to purchase from us, no later than May 16, 2008, for a price of $50 in cash, between 1.5315 and 1.8685 shares of our common stock, subject to anti-dilution adjustments, depending on the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to such date.
•	We will pay you quarterly contract adjustment payments at a rate of 1.95% per year of the stated amount of $50 per Equity Unit, or $0.975 per year, as described in this prospectus supplement.
•	The senior notes will initially bear interest at a rate of 4.80% per year, payable, initially, quarterly. The senior notes will be remarketed as described in this prospectus supplement. In connection with this remarketing the interest rate on the senior notes will be reset and thereafter interest will be payable at the reset rate. Following the purchase contract settlement date, interest will be payable semi-annually, regardless of whether there was a successful remarketing.
•	You can create Treasury Units from Corporate Units by substituting Treasury securities for your undivided beneficial ownership interest in the senior notes or the applicable ownership interest in the Treasury portfolio comprising a part of the Corporate Units, and you can recreate Corporate Units by substituting your undivided beneficial ownership interest in the senior notes or the applicable ownership interest in the Treasury portfolio for the Treasury securities comprising a part of the Treasury Units.
•	Your ownership interest in the senior notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.
•	If there is a successful remarketing of the senior notes on or prior to the third business day immediately preceding May 16, 2008, and you hold Corporate Units, the proceeds from the remarketing will be used to satisfy your payment obligations under the purchase contracts, unless you have elected to settle with separate cash.
•	The Equity Units are initially being offered only in integral multiples of 20 Corporate Units.

This offering is being made concurrently with an offering of our common stock pursuant to a separate prospectus supplement. This offering and the common stock offering are not contingent upon each other.

Our common stock is listed and traded on the New York Stock Exchange under the symbol “PNM.” The reported last sale price of our common stock on the New York Stock Exchange on March 23, 2005 was $26.76 per share. The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “PNMPrA.” We expect trading of the Corporate Units on the New York Stock Exchange to commence on or about March 29, 2005. Prior to this offering, there has been no public market for the Corporate Units.

Investing in our Corporate Units involves risks. See “ Risk Factors” beginning on page S-24 of this prospectus supplement.

	Per Corporate Unit	Total
Price to public	$50.00	$215,000,000
Underwriting discounts and commissions	$1.50	$6,450,000
Proceeds to us	$48.50	$208,550,000

The initial public offering price set forth above does not include accumulated contract adjustment payments and accrued interest, if any. Contract adjustment payments on the purchase contracts and interest attributable to the undivided beneficial ownership interests in the senior notes will accrue for purchasers in this offering from March 30, 2005.

To the extent that the underwriters sell more than 4,300,000 Corporate Units, within 30 days from the date of this prospectus supplement, the underwriters have the option to purchase up to an additional 645,000 Corporate Units from us, at the price to public less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Corporate Units to purchasers on March 30, 2005.

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan	Morgan Stanley

Citigroup	Merrill Lynch & Co	Wachovia Securities
U.S. Bancorp Investments, Inc.	RBC Capital Markets	Wells Fargo Securities
BOSC, Inc.

Prospectus Supplement dated March 23, 2005.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of Equity Units and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

You should rely only on the information contained in this document or to which this document refers you. We have not authorized, and we have not authorized the underwriters to authorize, anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information which appears in this document and which is incorporated by reference in this document may only be accurate as of the date of this prospectus supplement or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at www.pnm.com. Information contained on our website does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus supplement are sold:

•	Annual Report on Form 10-K for the year ended December 31, 2004.

•	Current Reports on Form 8-K dated as of January 3, 2005, February 7, 2005, March 2, 2005, March 7, 2005 and two separate Current Reports dated as of March 15, 2005, one of which was amended by a Current Report on Form 8-K/A dated as of March 15, 2005.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

PNM Resources, Inc.

Investor Relations

Alvarado Square

Albuquerque, New Mexico 87158

(505) 241-2700

ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this prospectus supplement including, specifically, our proposed future acquisitions and our expectations with respect to our business following such acquisitions. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statement.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our most recent Annual Report on Form 10-K and we refer you to that report for further information. These factors include:

•	the availability of cash of TNP,

•	risks and uncertainties relating to the anticipated receipt of regulatory approvals for the proposed acquisition of TNP,

•	the risks that the businesses will not be integrated successfully,

•	the risk that the benefits of the TNP transaction may not be fully realized or may take longer to realize than expected,

•	disruption from the TNP transaction may make it more difficult to maintain relationships with customers, employees, suppliers or other third parties,

•	conditions in the financial markets relevant to the proposed TNP acquisition,

•	fluctuations in interest rates,

•	unseasonable weather,

•	availability of water supply,

•	changes in fuel costs,

•	availability of fuel supplies,

•	the effectiveness of risk management and commodity risk transactions,

•	seasonality and other changes in supply and demand in the market for electric power,

•	variability in wholesale power prices,

•	volatility surrounding market liquidity,

•	changes in the competitive environment in the electric and natural gas industries,

•	the performance of generating units and transmission systems,

•	our ability to secure long-term power sales,

•	the risks associated with completion of construction of the Luna Generating Facility, including construction delays and unanticipated cost overruns,

•	state and federal regulatory and legislative decisions and actions,

•	the outcome of legal proceedings,

•	changes in applicable accounting principles,

•	the performance of state, regional and national economies, and

•	the other factors described in “Risk Factors” in this prospectus supplement.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by the federal securities laws, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in the Corporate Units. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included in this prospectus supplement under “Forward-Looking Statements.”

PNM Resources, Inc.

We are an energy holding company based in Albuquerque, New Mexico, primarily engaged in the generation, transmission, distribution, sale and marketing of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. Our business is conducted through our principal subsidiary, Public Service Company of New Mexico. Our vision is to “Build America’s Best Merchant Utility.” We view a merchant utility as the balanced combination of a strong regulated utility with growth-oriented electric sales in competitive markets. Consistent with our growth strategy, we have entered into an agreement to acquire TNP Enterprises, Inc., or TNP, a Fort Worth-based energy holding company with regulated and competitive subsidiaries. In addition, we recently purchased a one-third interest in the partially constructed, combined cycle Luna Energy Facility near Deming, New Mexico. Upon anticipated completion in mid-2006, our share of this gas-fired combined-cycle plant will add 190 MW to our diverse generation portfolio. The details of both transactions are discussed below in the “Acquisitions” section of this prospectus supplement summary.

We are New Mexico’s largest electricity and natural gas provider, serving approximately 413,000 electric and 471,000 natural gas customers throughout the state. As of December 31, 2004, we had an integrated portfolio of 2,417 MW of generation, which we use to serve both regulated and unregulated load. Pursuant to a long-standing regulatory approach, we use a joint-dispatch method that serves both retail and wholesale markets. During 2004, our sales in the wholesale electric market accounted for approximately 62% of total MWh sales, of which 80% had been purchased for resale. For the year ended December 31, 2004, we generated approximately $1.6 billion in operating revenues, with approximately $659.5 million in gross profits (which is operating revenues less cost of energy sold) representing a 41.1% gross margin. Of those amounts, our wholesale business generated approximately $588.2 million in operating revenues, with approximately $96.4 million in gross profits representing a 16.4% gross margin, while our retail business generated approximately $1.1 billion in operating revenues, with approximately $562.3 million in gross profits representing a 51.9% gross margin. Our utility electric distribution system spans more than 4,098 miles of overhead lines and 4,303 miles of underground cable lines while the gas transmission system stretches about 1,545 miles and the distribution system consists of approximately 11,841 miles of pipe.

We believe that our investment in quality customer service and improved reliability has led to improved relationships with our regulators, legislature and other key stakeholders.

Our executive offices are located at Alvarado Square, Albuquerque, New Mexico 87158. Our website is located at www.pnm.com. The information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

In this prospectus supplement, references to “PNM Resources”, “we”, “our” and “us” refer to PNM Resources, Inc. and, unless the context otherwise indicates, do not include our subsidiaries, while references to “PNM” are to our principal subsidiary, Public Service Company of New Mexico.

The 2003 New Mexico Electric Rate Stipulation

In October 2002, PNM entered into a stipulated agreement with several parties pursuant to which PNM committed to a five-year plan to reduce its retail electric rates by 6.5% in two phases (a 4% reduction, which became effective on September 1, 2003, and a 2.5% reduction, which will become effective on September 1, 2005).

This stipulated agreement permits joint dispatch of PNM’s generating assets in both the regulated and wholesale markets, which facilitates the most efficient use of PNM’s generation assets and long-term power purchase agreements to economically serve all power supply obligations. PNM may, at any time during the effectiveness of this stipulated agreement, apply to the New Mexico Public Regulation Commission, or PRC, for any wholesale plants, which are generating plants not included in its jurisdictional rate base, to become jurisdictional assets.

This agreement also provides PNM with flexibility relating to the acquisition and financing of wholesale plants. For example, depending on the particular financing plan for the plant, either no PRC approval will be required or expedited PRC approval will be available for the acquisition and financing if, in either case, each of PNM’s and our senior debt is rated investment grade by Standard & Poor’s Rating Services, or S&P, or, in certain circumstances, by either Fitch, Inc. or Moody’s Investors Service, Inc., or Moody’s. Under the terms of this agreement, PNM may not invest more than $1.25 billion in wholesale plants through January 1, 2010, subject to extension (of which $159.9 million has been invested as of December 31, 2004).

This agreement also permits PNM at any time to transfer all or any portion of its wholesale plants to another legal entity if PNM’s debt-to-capital ratio will not exceed 65% after giving effect to the transfer and S&P confirms that the transfer will not cause PNM’s credit rating to fall below investment grade.

This agreement was approved by the PRC in January 2003. While beneficial to PNM’s retail electric customers, PNM also benefits from the rate certainty this settlement provides it through the end of 2007.

Our Strengths

•	Growth in Electric Load and Retail Electric Customer Base. From 2002 to 2004, the growth of our retail customer base and electric load outpaced the national average. Our electric load grew 3.25% from 2002 to 2004, compared to the national average of 1.22% during the same period. Our retail customer base grew each year by an average of 3.1% for electric and 2.0% for natural gas during that period. This growth contributed to our net earnings per diluted share for the year ended December 31, 2004 reaching $1.43.

•	Dividend Growth. We have increased the dividends we pay on our common stock at an annualized rate of 4.8% from 2002 through 2004. On December 7, 2004, our board of directors approved a further 15.6% increase in the annual dividend and announced a change in our dividend policy. Primarily as a result of the strong growth of our earnings in 2004 and the stability of our earnings profile, our board of directors has targeted a future payout ratio of 50% to 60% of consolidated earnings, a change from our past measure of 50% to 60% of utility earnings.

•	Experienced Wholesale Power Marketing. We have been active in the wholesale market since the 1980s and have been successful in both high and low-price market environments. We are focused on asset-backed electric sales and competitive marketing with a strong emphasis on long-term contracts. This is demonstrated by long-term sales contracts ranging from 1 to 16 years and an average contract maturity as of December 31, 2004 of 7.1 years for our wholesale business. Of our integrated portfolio of 2,417 MW of generation, currently approximately 1,876 MW, or 78%, is dedicated to meeting our obligations with respect to our retail load and long-term electric supply contracts.

•	Fuel Diversity. As of December 31, 2004, we had an integrated portfolio of 2,417 MW of generation, consisting of 1,729 MW of owned and leased generation and 688 MW of long-term contracts. As of December 31, 2004, based on capacity to generate electricity, our fuel mix was composed of 40% coal, 21% natural gas, 16% nuclear, 15% long-term power purchases and 8% wind. We strive to optimize fuel and operating costs in our utilization of our generating assets. In 2004, our actual generation, by MWh, consisted of 66% coal, 2% natural gas, 27% nuclear and 5% wind. In addition, we have been very successful in reducing our coal-related fuel costs. During the last three years, we have dropped our average cost of coal by 13.5%. We believe this is largely due to our recent transition from a surface coal mine to an underground mining operation to serve the San Juan Generating Station, which has resulted in lower fuel costs, higher coal quality, increased production and improved overall efficiency.

•	Positive Regulatory Framework. We have enjoyed a strong working relationship with the PRC. We believe this is favorably influenced by our customer satisfaction. We are among the leading electric utilities in reliability and have improved our customer satisfaction scores by 13% and 27% over the last four years for residential and business customers, respectively (based on a survey commissioned by us and conducted by a market research firm that conducts national utility customer satisfaction surveys). Our stipulated agreement approved by our regulators, discussed above, provides us with a degree of regulatory certainty by fixing our electric rates through 2007. This agreement allows us to acquire additional wholesale generation assets without regulatory approval through the end of 2009 under certain conditions, and permits us to continue to dispatch or source electric supply from both regulated and unregulated generation.

•	Strong Credit Quality. We have enhanced our credit profile and improved our credit ratings. In 2004, S&P increased PNM’s senior unsecured debt credit rating from BBB- to BBB, and Moody’s increased PNM’s senior unsecured debt credit rating from Baa3 to Baa2. Additionally, in 2004, both S&P and Moody’s began rating PNM’s short-term debt. This has allowed PNM to access the A-2/P-2 commercial paper market, which reduced its short-term borrowing rates by 50 to 60 basis points. PNM’s investment grade rating gives it access to the wholesale energy market on more favorable terms, including reduced or no collateral requirements with counterparties. Based on our current financing plan, S&P and Moody’s have affirmed PNM’s senior unsecured debt credit ratings and assigned our senior unsecured debt credit ratings of BBB- and Baa3, respectively, in each case after giving effect to the proposed TNP acquisition.

•	Refinancing Experience. We embarked on an aggressive program to systematically lower our average cost of debt beginning in 2003. Since inception, we have refinanced $482 million of debt securities, reducing interest expense by more than $15 million annually and lowering PNM’s average cost of debt to below 5%. We believe this demonstrated capability will be integral to achieving a successful integration of TNP.

•	Strong Risk Management. We have formulated a comprehensive set of risk management controls, policies and procedures, the implementation of which is overseen by senior-level management and our board of directors. Our risk-control organization is responsible for foreseeing and evaluating risks, and establishing and enforcing comprehensive polices, procedures and limits on an enterprise-wide basis.

•	Experienced and Disciplined Management Team. Our management team has successfully led us through both the regulatory and industry changes of the past several years, including the enactment and subsequent repeal of a New Mexico restructuring law. We have executed on our measured growth plans by operating an efficient regulated utility while expanding our wholesale business. Our growth strategy is to maintain a balance of regulated and wholesale earnings that add value from both a strategic and financial perspective. We believe that the Luna acquisition and the proposed TNP acquisition will further the successful implementation of our strategy.

Our Strategy

Our vision is to “Build America’s Best Merchant Utility.” To achieve this objective, our management intends to:

•	Grow Regulated and Unregulated Operations. We intend to grow both our retail and wholesale business by expanding our current operations and by acquiring additional value-enhancing assets. As evidenced by the Luna acquisition and the proposed TNP acquisition, we intend to continue to grow our revenues by expanding our geographic coverage in the Southwest, a region which not only shows rapid customer and load growth, but which we know well. We plan to focus on best practices in integrating our acquisitions to create a stronger presence in the Southwest market. We also intend to increase our presence in the Southwest market by buying generating assets and selling power from these assets through long-term contracts. In addition, we expect that the acquisition of First Choice Power as part of the proposed TNP acquisition, as discussed below, will provide a solid foundation for entry into the competitive retail market in Texas.

•	Acquire Additional Generating Assets in the Southwest Region. We intend to enhance and diversify our presence in the Southwest region through the acquisition of quality generation assets to serve our retail and wholesale load while maintaining diversity of fuel mix. We plan to increase long-term sales contracts in tandem with increases in our generation capacity. We expect to do this through the addition of gas-fired generation plants, the evaluation of new coal technologies and the acquisition of coal-fired facilities, the acquisition or development of renewable or clean technology resources and the use of long-term purchase contracts for power. As in the past, we intend to continue a disciplined approach to any acquisition, to match acquisitions to demand and hedge capacity with long-term contracts.

•	Maintain Prudent Cost Controls. Our management continues to maintain cost control procedures and expects to implement similar cost control procedures at TNP once the acquisition is complete. As a result of PNM’s coal contract, its fuels group has also been able to hedge our exposure to coal prices at the San Juan Generating Station for the next 12 years, which we believe will help us improve or maintain gross margins if coal costs rise.

•	Continue to Improve Credit Strength and Reduce Cost of Capital. A high priority and long-term commitment is to maintain our investment grade rating in any type of regulatory or commodity price scenario. We believe TNP offers an opportunity to derive additional value through the stronger credit profile of the combined entity. We have reduced PNM’s weighted average cost of long-term debt from 6.56% at December 31, 2002 to 4.77% at December 31, 2004. In addition, as discussed below, we expect to reduce TNP’s current financing costs by at least $40.0 million annually, on a pre-tax basis, through the refinancing of TNP’s high cost capital.

•	Commitment to Corporate Citizenship. We are committed to our guiding principle, “Do the Right Thing.” This commitment serves as the cornerstone of our ethics and compliance efforts and underscores our effort to ensure that dealings with our customers, employees, shareholders and business partners are above reproach. This is evidenced by our environmental sustainability program with aggressive five-year goals for reducing water usage, improving air quality, reducing waste streams and becoming a leader in the development of renewable energy.

Acquisitions

Proposed Acquisition of TNP Enterprises, Inc.

On July 25, 2004, we announced the proposed $1.024 billion acquisition of TNP, including its principal subsidiaries Texas-New Mexico Power Co., or TNMP, and First Choice Power. We expect the proposed TNP acquisition to be accretive to our earnings and free cash flow in the first full year after closing.

TNP is the privately owned holding company of TNMP and First Choice Power. TNMP provides transmission and distribution services to retail electric providers in Texas’ competitive electricity market, serving approximately 207,000 retail customers in Texas and approximately 49,000 in New Mexico. First Choice Power is one of the state’s retail electric providers with approximately 56,000 retail customers in Texas.

This transaction is subject to customary closing conditions and remaining regulatory approvals, including from the PRC, the Public Utility Commission of Texas, or PUCT, and the SEC under the Public Utility Holding Company Act of 1935, or the Holding Company Act. No shareholder approval is required for the acquisition. We believe that all conditions precedent to closing, including final resolution of regulatory proceedings, can be met so that closing can occur in the second quarter of 2005. We will lead the integration efforts and implementation of the transition plan that will be executed upon receiving regulatory approvals.

On February 2, 2005, we were notified that the proposed acquisition of TNP had received anti-trust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 from the Federal Trade Commission.

On February 3, 2005, we announced that we had reached an agreement in Texas that represents a significant step in the process of completing our acquisition of TNP. The settlement agreement is among us, TNMP, several cities in Texas, the Office of Public Utility Counsel in Texas and other intervenors. The settlement agreement outlines terms and conditions necessary for the PUCT to deem the acquisition to be in the public interest, and includes a two-year electric rate freeze, a rate reduction in TNMP’s retail delivery rates and a synergy savings credit. The settlement agreement is unopposed. On February 10, 2005, the Texas administrative law judge assigned to hear the acquisition case passed the settlement to the PUCT for its action. The PUCT is expected to consider the agreement at its March 31, 2005 open meeting.

On February 28, 2005, we announced that we had also reached an agreement with parties in New Mexico. The stipulation agreement is among us, TNMP, the staff of the PRC, the New Mexico State Attorney General’s office and the New Mexico Industrial Energy Consumers. The stipulation agreement was unopposed, and includes a stipulation among the parties to it that the proposed TNP acquisition should be approved by the PRC, and includes rate reductions for TNMP’s New Mexico electric customers and certain rate credits for our New Mexico customers resulting from synergy savings. The stipulation agreement was filed with the PRC on February 28, 2005, and still must be approved by the PRC. A hearing has been scheduled before a PRC hearing examiner on April 11, 2005.

On March 2, 2005, the Federal Energy Regulatory Commission, or FERC, issued an order approving the proposed acquisition. The FERC determined that the acquisition was in the public interest. The FERC approved our request for the use of an independent market monitor to mitigate any competitive harm. We believe that the order does not contain any conditions that are burdensome, unusual or not customary to utility acquisitions.

We believe that the proposed TNP acquisition is consistent with our strategic plan of balancing stable and predictable revenue streams with prudent and measured growth opportunities. Upon the consummation of the proposed TNP acquisition, we will serve approximately 1.2 million customers, with 725,000 electric customers and 471,000 gas customers. Of the electric customers, approximately 163,000 will be price-to-beat customers in Texas and 56,000 will be retail customers in Texas. We believe TNMP’s utility operations will provide an additional stable source of revenue and cash flow.

The proposed TNP acquisition will strengthen our position as a leading energy provider in the growing Southwest region, providing market, customer and regulatory diversity. In addition, we expect First Choice Power’s established retail customer base and operations, when combined with our generation source hedging, financial strength and power-marketing expertise, to present additional potential to improve margins and increase market penetration in Texas.

Based on reported results for the fiscal year ended December 31, 2004, our operating revenues combined with those of TNP would exceed $2.3 billion. The combined company would serve a number of growing communities, including Albuquerque, Santa Fe, and Alamogordo in New Mexico, as well as suburban areas around Dallas-Fort Worth, Houston, and Galveston in Texas. Through First Choice, we would also serve customers throughout the Electric Reliability Council of Texas region.

Acquisition of Luna Energy Facility

On November 12, 2004, we purchased a one-third interest in a partially constructed, combined-cycle power plant near Deming, New Mexico, called the Luna Energy Facility, which we refer to as the Luna acquisition. The facility is designed to be capable of producing 570 MW (of which we will be entitled to 190 MW) when completed, which we expect to be in mid-2006.

Two other equal co-purchasers along with us paid a combined $40 million for the Luna Energy Facility and will invest an aggregate of approximately $100 million to complete construction. Construction was suspended in September 2002 when the plant was approximately 50% complete. We will manage the plant’s construction and operation once completed. On February 24, 2005, we signed a contract with Fluor Enterprises, Inc. to resume construction of the plant. In keeping with our environmental sustainability program and the conditions of the Luna Energy Facility’s permits, we intend to use treated effluent water from the City of Deming to reduce the plant’s use of fresh water by one-third and to install a selective catalytic reduction system to dramatically reduce emissions of nitrogen oxide.

We believe that the Luna Energy Facility strategically fits well into our portfolio of generation assets because of its location in southern New Mexico, its low capital costs, its efficient heat rate, its anticipated low dispatch costs and its use of clean burning gas technology. We anticipate that the plant will be jointly dispatched as part of PNM’s overall generation portfolio.

Financing Plan

The following table shows the expected sources and uses of capital from our completed and planned financings in connection with the Luna construction and the proposed TNP acquisition and recapitalization. We expect that this recapitalization will result in a net long-term debt and preferred stock reduction of approximately $500 million. We expect the proposed recapitalization to occur approximately 30 days after the closing of the proposed TNP acquisition to allow for certain prescribed redemption notice periods. Overall, we expect that the refinancing of high cost TNP capital will help generate pre-tax interest and preferred dividend savings of at least $40.0 million annually. See also “Use of Proceeds.” The amounts in this table are estimates.

Sources	(in millions)

PNM Resources Cash	$80.0
TNP Cash (1)	141.0
PNM Resources Debt Issuance (2)	100.0
PNM Resources Common Stock Issuance to Public (3)	87.8
PNM Resources Equity Units Issuance to Cascade (4)	100.0
PNM Resources Equity Units Issuance to Public (5)	208.3
PNM Resources Common Stock Issuance to TNP Stockholders (6)	82.5
PNM Resources Short-Term Borrowings	58.9

Total	$858.5

Uses

TNP Long-Term Debt Call (7)	$275.0
TNP Term Bank Loan Repayment (8)	111.0
TNP Preferred Stock Redemption (9)	197.0
TNP Purchase Consideration (10)	165.0
Accrued Interest and Dividends on TNP Long-Term Debt and Preferred Stock	10.4
Early Redemption Premium on TNP Long-Term Debt	13.8
Early Redemption Premium on TNP Preferred Stock	19.7
Luna Construction Costs (11)	36.6
Other Merger Costs	30.0

Total	$858.5

See footnotes on following page.

(1)	Estimated amount of cash expected to be on TNP’s balance sheet as of the closing date of the proposed TNP acquisition.
(2)	On November 15, 2004, as part of our $400 million, unsecured revolving credit facility, we entered into a floating-to-fixed interest rate swap to finance the debt component of the proposed acquisition of TNP. This agreement fixes the interest rate on $100 million of borrowings under the revolving credit facility at 4.97% through November 2009.
(3)	Represents the estimated net proceeds of our concurrent offering of 3,400,000 shares of common stock pursuant to a separate prospectus supplement assuming the underwriters’ option to purchase up to 510,000 additional shares of common stock is not exercised.
(4)	On August 13, 2004, we entered into an agreement with Cascade Investment LLC, or Cascade, under which Cascade agreed to invest $100 million in equity units to be issued by us with an initial coupon not to exceed 6.625% per year. The transaction is expected to close upon the consummation of the proposed TNP acquisition. The senior notes that will be components of the equity units are expected to be remarketed to satisfy the obligation to purchase between 3,981,600 and 4,778,000 shares of our common stock, computed based upon a reference price of $20.93 and a threshold appreciation price of $25.116 (or, at the option of Cascade, between 398,160 and 477,800 shares of our convertible preferred stock, whereby each share of preferred stock would be convertible into ten shares of our common stock), following the third anniversary of the initial issuance. As of the date of this prospectus supplement, Cascade intends to exercise its right to purchase shares of convertible preferred stock in lieu of shares of common stock. See “Description of Capital Stock – Potential Changes in Voting Rights” in the accompanying prospectus.
(5)	Represents the estimated net proceeds from this offering and assumes that the underwriters’ option to purchase up to 645,000 additional equity units is not exercised.
(6)	Represents the 50% of the total consideration for the proposed TNP acquisition that is payable in shares of our common stock, the other 50% being payable in cash. We currently estimate the number of shares to be approximately 4.1 million, based on the agreed-upon fixed per share amount of $20.20.
(7)	Represents TNP’s 10.25% senior subordinated notes due 2010.
(8)	Represents TNP’s term bank loan due December 2006. As of December 31, 2004, the effective interest rate on this loan was approximately 7.5%.
(9)	Represents TNP’s senior redeemable cumulative preferred stock with no par value, with a current distribution rate of 14.50%, the dividends under which become payable in cash beginning October 1, 2005.
(10)	The purchase price is subject to upward or downward adjustments in certain circumstances.
(11)	Represents our one-third share of the total estimated construction cost of $110 million which will be expended over the next 12 to 15 months.

The Offering

What are Corporate Units?

The Equity Units offered by us will initially consist of 4,300,000 Corporate Units, each with a stated amount of $50. You can create Treasury Units from Corporate Units in the manner described below under “How can I create Treasury Units from Corporate Units?”

What are the components of a Corporate Unit?

Each Corporate Unit initially consists of a purchase contract and a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of our senior notes initially due May 16, 2010. The undivided beneficial ownership interest in senior notes corresponds to $50 principal amount of our senior notes. The senior notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000, except in certain limited circumstances. Your undivided beneficial ownership interest in senior notes comprising part of each Corporate Unit is owned by you, but it will be pledged to us through the collateral agent to secure your obligation under the related purchase contract. If a special event redemption occurs prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, the senior notes comprising part of the Corporate Units will be replaced by the Treasury portfolio described below under “What is the Treasury portfolio?”, and the applicable ownership interest in the Treasury portfolio will then be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

What is a purchase contract?

Each purchase contract that is a component of a Corporate Unit obligates you to purchase, and obligates us to sell, on May 16, 2008, which we refer to as the purchase contract settlement date, for $50 in cash, a number of newly issued shares of our common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment under the circumstances set forth in “Description of the Purchase Contracts – Anti-Dilution Adjustments,” as follows:

•	if the applicable market value of our common stock is greater than or equal to approximately $32.65, which we refer to as the threshold appreciation price, the settlement rate will be 1.5315 shares of our common stock;

•	if the applicable market value of our common stock is less than the threshold appreciation price but greater than $26.76, which we refer to as the reference price, the settlement rate will be a number of shares of our common stock equal to $50 divided by the applicable market value, rounded to the nearest ten thousandth of a share; and

•	if the applicable market value of our common stock is less than or equal to the reference price, the settlement rate will be 1.8685 shares of our common stock.

“Applicable market value” means the average of the closing price per share of our common stock on the New York Stock Exchange on each of the twenty consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to adjustment as set forth in “Description of the Purchase Contracts – Anti-Dilution Adjustments.” The reference price equals the last reported sale price of our common stock on the New York Stock Exchange on March 23, 2005. The “threshold appreciation price” represents a 22% appreciation over the reference price.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, you will receive an amount of cash equal to this fraction multiplied by the applicable market value.

You may satisfy your obligation to purchase our common stock pursuant to the purchase contracts as described under “How can I satisfy my obligation under the purchase contracts?” below.

Can I settle the purchase contract early?

You can settle a purchase contract at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, in the case of Corporate Units, and on or prior to the second business day immediately preceding the purchase contract settlement date, in the case of Treasury Units, by paying $50 cash, in which case 1.5315 shares of our common stock will be issued to you pursuant to the purchase contract. In addition, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, you will have the right to settle a purchase contract early at the settlement rate in effect immediately prior to the closing of that merger. You may only elect early settlement in integral multiples of 20 Corporate Units and 20 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may settle early on or prior to the second business day immediately preceding the purchase contract settlement date only in integral multiples of 5,000 Corporate Units. See “Description of the Purchase Contracts – Early Settlement” and “ – Early Settlement Upon Cash Merger.”

Your early settlement right is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required by U.S. federal securities laws, we will use our commercially reasonable efforts to have a registration statement in effect and to provide a prospectus covering those shares of common stock or other securities to be delivered in respect of the purchase contracts being settled.

What is a Treasury Unit?

A Treasury Unit is an Equity Unit created from a Corporate Unit and consists of a purchase contract and a 1/20, or 5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on May 15, 2008 (the business day preceding the purchase contract settlement date or earlier) (CUSIP No. 912820CY1) which we refer to as a Treasury security. The ownership interest in the Treasury security that is a component of a Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligation under the related purchase contract.

How can I create Treasury Units from Corporate Units?

Each holder of Corporate Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related undivided beneficial ownership interest in senior notes or applicable ownership interests in the Treasury portfolio, as the case may be, held by the collateral agent, Treasury securities with a total principal amount at maturity equal to the aggregate principal amount of the senior notes underlying the undivided beneficial ownership interests in senior notes for which substitution is being made. Because Treasury securities and the senior notes are issued in minimum denominations of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may substitute Treasury securities for the applicable ownership interests in the Treasury portfolio only in integral multiples of 5,000 Corporate Units. This substitution will create Treasury Units, and the senior notes underlying the undivided beneficial ownership interest in senior notes, or the applicable ownership interests in the Treasury portfolio, will be released to the holder and such senior notes will be separately tradable from the Treasury Units.

How can I recreate Corporate Units from Treasury Units?

Each holder of Treasury Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, senior notes or applicable ownership interests in the Treasury portfolio, as the case may be, having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made. Because Treasury securities and the senior notes are issued in minimum denominations of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units may substitute applicable ownership interests in the Treasury portfolio for Treasury securities only in integral multiples of 5,000 Corporate Units. This substitution will recreate Corporate Units and the applicable Treasury securities will be released to the holder and will be separately tradable from the Corporate Units.

What payments am I entitled to as a holder of Corporate Units?

Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the senior notes, equivalent to the rate of 4.80% per year on the undivided beneficial ownership interest in senior notes (or distributions on the applicable ownership interests in the Treasury portfolio if the senior notes have been replaced by the Treasury portfolio) and contract adjustment payments payable by us at the rate of 1.95% per year on the stated amount of $50 per Corporate Unit until the earliest of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement) and the most recent quarterly payment date on or before any early settlement of the related purchase contracts (in the case of early settlement other than upon a cash merger). Our obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

What payments will I be entitled to if I convert my Corporate Units to Treasury Units?

Holders of Treasury Units will be entitled to receive quarterly contract adjustment payments payable by us at the rate of 1.95% per year on the stated amount of $50 per Treasury Unit. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when they created the Treasury Units as long as they continue to hold such senior notes.

Do you have the option to defer current payments?

No, we do not have the right to defer the payment of contract adjustment payments in respect of the Corporate Units or Treasury Units or the payment of interest on the senior notes.

What are the payment dates for the Corporate Units and Treasury Units?

The payments described above in respect of the Equity Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2005. We will make these payments to the person in whose name the Equity Unit is registered at the close of business on the first day of the month in which the payment date falls.

What is remarketing?

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a special event redemption, remarketing of the senior notes will be attempted on May 9, 2008 (the fifth business day immediately preceding the purchase contract settlement date) and, if the remarketing on that date fails, on May 12, 2008 (the fourth business day immediately preceding the purchase contract settlement date) and, if the remarketing on that date fails, on May 13, 2008 (the third business day immediately preceding the purchase contract settlement date), the fifth, fourth and third business days, respectively, immediately preceding the purchase contract settlement date of May 16, 2008. The remarketing agent will use its reasonable efforts to obtain a price for the senior notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such senior notes.

Upon a successful remarketing, the portion of the proceeds equal to the total principal amount of the senior notes underlying the Corporate Units will automatically be applied to satisfy in full the Corporate Unit holders’ obligations to purchase common stock under the related purchase contracts. If any proceeds remain after this application, the remarketing agent will remit such proceeds for the benefit of the holders. We will separately pay a fee to the remarketing agent for its services as remarketing agent. Corporate Unit holders whose senior notes are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

What happens if the senior notes are not successfully remarketed?

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a special event redemption, if (1) despite using its reasonable efforts, the remarketing agent cannot remarket the senior notes in a remarketing on or prior to May 13, 2008 (the third business day immediately preceding the purchase contract settlement date) at a price equal to or greater than 100% of the aggregate principal amount of the senior notes remarketed, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed final remarketing, holders of all senior notes will have the right to put their senior notes to us for an amount equal to the principal amount of their senior notes, plus accrued and unpaid interest, on the purchase contract settlement date. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the senior notes underlying such Corporate Units unless, prior to 5:00 p.m., New York City time, on the second business day immediately prior to the purchase contract settlement date, the holder provides written notice of an intention to settle the related purchase contracts with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent $50 in cash per purchase contract. This settlement with separate cash may only be effected in integral multiples of 20 Corporate Units. Unless a holder of Corporate Units has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, the holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the senior notes against such holder’s obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to the holder our common stock pursuant to the related purchase contracts.

Do I have to participate in the remarketing?

You may elect not to participate in any remarketing and to retain the senior notes underlying the undivided beneficial ownership interests in senior notes comprising part of your Corporate Units by (1) creating Treasury Units at any time on or prior to the seventh business day immediately prior to the purchase contract settlement date or (2) notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date. You can only elect to satisfy your obligation in cash in increments of 20 Corporate Units. See “Description of the Purchase Contracts – Notice to Settle with Cash.”

If I am holding a senior note as a separate security from the Corporate Units, can I still participate in a remarketing of the senior notes?

If you hold senior notes separately you may elect, in the manner described in this prospectus supplement, to have your senior notes remarketed by the remarketing agent along with the senior notes underlying the Corporate Units. See “Description of the Senior Notes – Optional Remarketing of Senior Notes that are not Included in Corporate Units.” You may also participate in any remarketing by recreating Corporate Units from your Treasury Units at any time on or prior to the seventh business day immediately prior to the purchase contract settlement date.

How can I satisfy my obligation under the purchase contracts?

You may satisfy your obligations under the purchase contracts as follows:

•	in the case of the Corporate Units, through the automatic application of the portion of the proceeds of the remarketing of the senior notes equal to the principal amount of the senior notes underlying the Corporate Units, as described under “What is remarketing?” above;

•	through early cash settlement as described under “Can I settle the purchase contract early?” above;

•	in the case of Corporate Units, through cash settlement as described under “Do I have to participate in the remarketing?” above;

•	through the automatic application of the proceeds of the Treasury securities, in the case of Treasury Units, or the proceeds from the Treasury portfolio equal to the principal amount of the senior notes in the case of Corporate Units if the Treasury portfolio has replaced the senior notes as a component of the Corporate Units; or

•	in the case of Corporate Units, if the senior notes are not successfully remarketed, through exercise of the put right or the delivery of separate cash as described under “What happens if the senior notes are not successfully remarketed?” above.

In addition, the purchase contract and pledge agreement that governs the Corporate Units and Treasury Units provides that your obligations under the purchase contracts will be terminated without any further action upon the termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization.

If you settle a purchase contract early (other than as a result of a cash merger early settlement), or if your purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, you will have no right to receive any accrued but unpaid contract adjustment payments.

What interest payments will I receive on the senior notes or on the undivided beneficial ownership interests in senior notes?

The senior notes will bear interest initially at the rate of 4.80% per year from the original issuance date to but excluding the purchase contract settlement date, initially payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2005, until the purchase contract settlement date. On and after the purchase contract settlement date, interest on each senior note will be payable semi-annually in arrears on May 16 and November 16 of each year, commencing November 16, 2008, at the reset interest rate or, if the interest rate has not been reset, at the rate of 4.80% per year. Interest will be payable to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

When will the interest rate on the senior notes be reset and what is the reset rate?

The interest rate on the senior notes will be reset on May 16, 2008 in connection with the remarketing as described above under “What is remarketing?” The reset rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the aggregate principal amount of senior notes remarketed to have an aggregate market value on the remarketing date of at least 100% of the aggregate principal amount of such senior notes. The reset rate may be higher or lower than the initial interest rate of the senior notes depending on the results of the remarketing and market conditions at that time. The interest rate on the senior notes will not be reset if there is not a successful remarketing and the senior notes will continue to bear interest at the initial interest rate. The reset rate may not exceed the maximum rate, if any, permitted by applicable law.

When may the senior notes be redeemed?

The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, as described in this prospectus under “Description of the Senior Notes – Optional Redemption – Special Event.” Following any such redemption of the senior notes, which we refer to as a special event redemption, the redemption price for the senior notes that are a component of the Corporate Units will be paid to the collateral agent who will use a portion of the redemption price to purchase the Treasury portfolio described below and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interests in the Treasury portfolio will replace the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that are not a component of the Corporate Units will receive directly the redemption price paid in such special event redemption.

What is the Treasury portfolio?

If a special event redemption as described under “Description of the Senior Notes – Optional Redemption – Special Event” occurs prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, the senior notes will be replaced by the Treasury portfolio. The Treasury portfolio is a portfolio of U.S. Treasury securities consisting of:

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 15, 2008 (the day immediately prior to the purchase contract settlement date) in an aggregate amount equal to the principal amount of the senior notes included in Corporate Units, and

•	U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding each scheduled interest payment after the date of the special event redemption and on or prior to the purchase contract settlement date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would have been due on such interest payment date on the principal amount of the senior notes included in the Corporate Units.

What is the ranking of the senior notes?

The senior notes will be our direct, unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of December 31, 2004, we had $35 million of outstanding debt that would have ranked equally with the senior notes. The senior notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the senior notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from their assets before holders of the senior notes would have any claims to those assets. See “Description of the Senior Notes – Agreements by Purchasers.” As of December 31, 2004, our subsidiary, PNM, had 115,293 shares, stated value $100 per share, of cumulative preferred stock outstanding and $1.048 billion aggregate principal amount of debt outstanding. The indenture under which the senior notes will be issued will not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or liabilities (secured or unsecured) or issue preferred stock. As a holding company, we depend on the ability of our subsidiaries to transfer funds to us to meet our obligations, including our obligations to pay interest on the senior notes. See “Risk Factors – Risk Factors Relating to the Equity Units – The senior notes and contract adjustment payments will be effectively subordinated to the debt of our subsidiaries” and “Description of the Senior Notes – Ranking.”

What are the principal United States federal income tax consequences related to Equity Units and senior notes?

An owner of Equity Units will be treated as owning an undivided beneficial interest in the purchase contract and the senior notes, the applicable ownership interests in the Treasury portfolio or Treasury securities constituting the Equity Unit, and by purchasing the Equity Units you will be deemed to have agreed to treat the purchase contracts and senior notes, the applicable ownership interests in the Treasury portfolio or Treasury securities in that manner for all tax purposes. In addition, you will be deemed to have agreed to allocate all of the purchase price paid for Equity Units to your undivided interest in senior notes, which will establish your initial tax basis in your interest in each purchase contract as $0 and your initial tax basis in your undivided interest in senior notes as $50. You will be required to include in gross income interest payments on the senior notes when such interest is paid or accrued in accordance with your regular method of tax accounting. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a special event redemption, a beneficial owner of Corporate Units will generally be required to include in gross income its allocable share of any interest payments made with respect to the applicable ownership interests in the Treasury portfolio and, if appropriate, original issue discount on the applicable ownership interests in the Treasury portfolio as it accrues on a constant yield to maturity basis, or, if appropriate, acquisition discount on the applicable ownership interests in the Treasury portfolio. We intend to report contract adjustment payments as income to you, but you may want to consult your tax advisor concerning possible alternative characterizations. For additional information, see “Certain United States Federal Income Tax Consequences.”

The Offering – Explanatory Diagrams

The following diagrams illustrate some of the key features of the purchase contracts, undivided beneficial ownership interests in senior notes, Corporate Units and Treasury Units.

The following diagrams assume that the senior notes are successfully remarketed, there has not been a special event redemption and the interest rate on the senior notes is reset on the reset effective date.

Purchase Contract

Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of our common stock on the purchase contract settlement date. In addition, these purchase contracts include unsecured, subordinated contract adjustment payments as shown in the diagrams on the following pages.

Number of Shares Delivered

Upon Settlement of a Purchase Contract on the

Purchase Contract Settlement Date

Notes:

(1)	The reference price equals the last reported sale price of our common stock on the New York Stock Exchange on March 23, 2005.
(2)	The “threshold appreciation price” represents a 22% appreciation over the reference price.
(3)	The “applicable market value” means the average of the closing price per share of our common stock on the New York Stock Exchange on each of the twenty consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to adjustment.

Corporate Units

A Corporate Unit consists of two components as described below:

Notes:

(1)	Each owner of an undivided beneficial ownership interest in senior notes will be entitled to 1/20, or 5%, of each interest payment paid in respect of a $1,000 principal amount senior note.
(2)	Senior notes will be issued in minimum denominations of $1,000, except in limited circumstances. Each undivided beneficial ownership interest in senior notes represents a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note.
•	The holder of a Corporate Unit owns the undivided beneficial ownership interest in senior notes that forms a part of the Corporate Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract.
•	If the Treasury portfolio has replaced the senior notes as a result of a special event redemption prior to the purchase contract settlement date, the applicable ownership interests in the Treasury portfolio will replace the senior notes as a component of the Corporate Unit. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder creates a Treasury Unit, the proceeds from the applicable ownership interest in the Treasury portfolio will be used to satisfy the holder’s obligation under the related purchase contract.
(3)	Unless the maturity date is extended as described under “Description of the Senior Notes – Interest Rate Reset and Extended Maturity Date.”

Treasury Units

A Treasury Unit consists of two components as described below:

Notes:

(1)	The holder of a Treasury Unit owns the ownership interest in the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure its obligation under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the proceeds from the Treasury security will be used to satisfy the holder’s obligation under the related purchase contract.

The Senior Notes

Senior notes have the terms described below(1):

Notes:

(1)	Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, Treasury Units may only be created with integral multiples of 20 Corporate Units. As a result, the creation of 20 Treasury Units will release $1,000 principal amount of the senior notes held by the collateral agent.
(2)	Unless the maturity date is extended as described under “Description of the Senior Notes – Interest Rate Reset and Extended Maturity Date.”

Summary Financial Data

The summary historical consolidated financial data of PNM Resources, Inc. set forth below has been derived from the consolidated financial statements of PNM Resources, Inc., which have been audited by Deloitte & Touche LLP independent auditors, and incorporated by reference in this prospectus supplement and the accompanying prospectus from PNM Resources, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. This information is qualified in its entirety by, and should be read in conjunction with, our consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for PNM Resources, Inc. and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,
	2004	2003	2002
	(in millions, except per share data)
Statement of Income Data:
Operating revenues	$1,605	$1,456	$1,119
Operating expenses	1,492	1,337	1,017
Operating income	113	119	102
Net earnings before cumulative effect of change
in accounting principle	88	59	64
Cumulative effect of change in an accounting principle, net of income taxes	—	36	—
Net earnings	88	95	64
Earnings per common share:
Basic	1.45	1.60	1.09
Diluted	1.43	1.58	1.07

	As of December 31,
	2004	2003
	(in millions)
Balance Sheet Data:
Total assets	$3,488	$3,379
Long-term debt, less current maturities	988	987
Preferred stock not subject to mandatory redemption	12	12
Total common stockholders’ equity	1,100	1,077

Risk Factors

You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus as well as the specific factors under “Risk Factors” beginning on the next page.

RISK FACTORS

In considering whether to purchase the Corporate Units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. In particular, you should carefully consider the risk factors described below, as well as the factors listed in “Forward-Looking Statements” in this prospectus supplement. Because a Corporate Unit consists of a purchase contract to acquire shares of our common stock and a senior note issued by us, you are making an investment decision with regard to our common stock and senior notes, as well as the Corporate Units. You should carefully review the information in this prospectus supplement and the accompanying prospectus about all of these securities.

Risk Factors Relating to PNM Resources, Inc.

We may not be able to complete our acquisition of TNP. If we do not complete the acquisition, dilution to our earnings per share will result unless we are able to avoid or mitigate such dilution.

On July 25, 2004, we announced the proposed $1.024 billion acquisition of TNP. Our financing plan for the proposed TNP acquisition is summarized in this prospectus supplement under “Prospectus Supplement Summary – Acquisitions.” Although we have received anti-trust clearance under the Hart-Scott-Rodino Act and FERC approval, the proposed TNP acquisition remains subject to various other regulatory approvals, including the PRC, the PUCT and the SEC, and other customary closing conditions.

Although we expect to complete the transaction by the second quarter of 2005, we cannot be certain that all of the required approvals will be obtained, that the other closing conditions will be satisfied, or that we will have successfully raised sufficient additional capital within that time frame, if at all, or without terms and conditions that may have a material adverse effect on our operations. If we are unable to complete the proposed TNP acquisition, the issuance of the common stock issuable upon settlement of the Equity Units offered by this prospectus supplement and the issuance of our common stock being offered pursuant to a separate prospectus supplement simultaneously with this offering will result in dilution to our earnings per share unless we are able to avoid or mitigate such dilution.

We may fail to successfully integrate acquisitions, including TNP, into our other businesses or otherwise fail to achieve the anticipated benefits of pending and future acquisitions.

As part of our growth strategy, we are pursuing, and intend to continue to pursue, a disciplined acquisition strategy. While we expect to identify potential synergies, cost savings, and growth opportunities prior to the acquisition and integration of acquired companies or assets, we may not be able to achieve these anticipated benefits due to, among other things:

•	delays or difficulties in completing the integration of acquired companies or assets,

•	higher than expected costs or a need to allocate resources to manage unexpected operating difficulties,

•	diversion of the attention and resources of our management,

•	reliance on inaccurate assumptions in evaluating the expected benefits of a given acquisition,

•	inability to retain key employees or customers of acquired companies, and

•	assumption of liabilities unrecognized in the due diligence process.

With respect to the proposed TNP acquisition, we cannot assure you that we will be able to successfully integrate TNP with our current businesses. The integration of TNP with our other businesses will present significant challenges and, as a result, we may not be able to operate the combined company as effectively as expected. Also, even if PNM manages to realize greater than anticipated benefits from the integration of TNP into its business, as a regulated entity, PNM may be required by its regulators to return these benefits to its ratepayers. In connection with the Texas and New Mexico settlements relating to the proposed TNP acquisition, for example, we agreed to provide ratepayers in Texas and New Mexico with rate credits over various periods of time resulting from anticipated synergy savings from the acquisition. We may also fail to achieve the anticipated benefits of the acquisition as quickly or as cost-effectively as anticipated or may not be able to achieve those benefits at all.

While we expect that this acquisition will be accretive to earnings and cash flow in the first full year of operation after the transaction is completed, this expectation is based on important assumptions, including assumptions related to interest rates, market prices for power, our ability to achieve operational benefits from operating the companies as a unified operation and the percentage of TNP’s customers that we will be able to retain, which may ultimately be incorrect. The agreement we have entered into with the PUCT staff and others relating to the proposed TNP acquisition includes a two-year electric rate freeze and a $13.0 million annual rate reduction in TNMP’s retail delivery rates effective May 1, 2005. Additionally, the agreement entered into with the PRC staff and others provides TNMP’s New Mexico electric customers with a three-phase 15% rate reduction to begin January 2006 and end December 2010 as well as synergy credits totaling approximately $3.1 million annually for TNMP and PNM customers combined for at least two years. As a result, if we are unable to integrate our businesses with TNP effectively or achieve the benefits anticipated, our business, financial position, results of operations and liquidity may be materially adversely affected.

We are subject to complex government regulation, which may have a negative impact on our business, financial position and results of operations.

We are subject to comprehensive regulation by several federal, state and local regulatory agencies, which significantly influences our operating environment and may affect our ability to recover costs from utility customers. In particular, the PRC, the SEC, the FERC, the United States Nuclear Regulatory Commission, or NRC, the United States Environmental Protection Agency, or EPA, and the New Mexico Environment Department regulate many aspects of our utility operations, including siting and construction of facilities, conditions of service, the issuance of securities, and the rates that we can charge customers. We are required to have numerous permits, approvals and certificates from these agencies to operate our business. The rates that our principal subsidiary, PNM, is allowed to charge for its retail services are the single most important item influencing our business, financial position, results of operations and liquidity. As discussed below, PNM is subject to a rate freeze providing for no changes in retail electric rates through December 31, 2007, subject to limited exceptions.

As a public utility holding company, we are subject to regulation by the SEC under the Holding Company Act. The rules and regulations promulgated under the Holding Company Act impose a number of restrictions on the operations of registered public utility holding companies and their subsidiaries. These restrictions include a requirement that, subject to a number of exceptions, the SEC approve in advance securities issuances, acquisitions and dispositions of utility assets or of securities of utility companies, and acquisitions of other businesses. The Holding Company Act also generally limits the operations of a registered public utility holding company to a single integrated public utility system, plus additional energy-related businesses. The Holding Company Act requires that transactions between affiliated companies in a registered holding company system be performed at cost, with limited exceptions.

We are unable to predict the impact on our business and operating results from the future regulatory activities of any of these agencies. Changes in regulations or the imposition of additional regulations may require us to incur additional expenses or change business operations, and therefore may have an adverse impact on our results of operations. Because of pending federal regulatory reforms, the public utility industry is undergoing a fundamental change. New Mexico repealed the Electric Utility Industry Restructuring Act of 1999 in 2003 and abandoned its plans to transform the industry from one of vertically integrated monopolies to one with deregulated, competitive generation. However, the FERC has proposed a standard market design, which would establish independently governed regional transmission organizations with common rules for market operations. The FERC’s efforts have been opposed by a number of states, primarily in the Southeast and the West, because of concern that the standard market design does not provide for regional differences and does not represent a cost-efficient approach to wholesale markets. Energy legislation, which could affect the FERC’s activities, remains under consideration in Congress. In 2003, in an attempt to ease concerns with its standard market design proposal, the FERC issued a white paper defining a wholesale power market platform which would replace the standard market design. Both the standard market design and wholesale power market platform proposals are still pending further action by the FERC. Our future results will be impacted by the form of the FERC rules, if adopted, the costs of complying with rules and legislation that may call for regulatory reforms for the industry, and the resulting market prices for electricity and natural gas.

PNM’s retail electric rate reduction and retail electric rate freeze could adversely affect its profit margin if it does not control costs.

With PRC approval, PNM agreed to decrease its retail electric rates by 6.5% in two phases as follows: 4% effective September 1, 2003, and an additional 2.5% effective September 1, 2005. PNM also agreed to freeze these reduced retail electric rates through December 31, 2007. PNM’s costs, however, are not frozen. Thus, PNM’s ability to maintain its profit margins depends upon increased demand for electricity and PNM’s efforts to control costs incurred in supplying that electricity, including, in particular, its coal costs.

PNM does not have the benefit of a fuel adjustment clause for its retail electric operations that would allow it to recover increased fuel and purchased power costs from customers. In addition, as part of the New Mexico settlement relating to the proposed TNP acquisition, TNMP’s current fuel and purchased power adjustment clauses will be eliminated no later than March 31, 2006. To the extent that PNM has not hedged its fuel and power costs, it is exposed to changes in fuel and power prices to the extent fuel for its electric generating facilities and power must be purchased on the open market in order for it to serve its retail electric customers. PNM anticipates being able to reduce base fuel costs as a result of its revised coal contract relating to the new underground mine serving the San Juan Generating Station. However, if the anticipated base fuel cost savings do not occur because of problems at the new mine or if PNM cannot control other operating expenses, the retail electric rate freeze may decrease PNM’s profit margin. The retail electric rate freeze will also affect PNM’s ability to earn a return or recover from its customers costs associated with investments in generation, transmission and distribution facilities since it will not be able to increase retail electric rates to recover those costs until at least after the end of the rate freeze. For example, in connection with the electric retail rate freeze stipulation, PNM agreed to invest $60 million per year through 2007 in gas and electric utility infrastructure (this amount will increase to $64 million per year after PNM and TNMP are integrated). If future recovery of these costs ceases to be probable, PNM would be required to record a charge to earnings in the period for the portion of the costs that were determined not to be recoverable. The electric retail rate freeze stipulation does, however, allow PNM to seek a general rate adjustment for certain changes in environmental or tax laws.

We are not able to predict what rate treatment PNM will receive following the expiration of the retail electric rate freeze in New Mexico. Some of the factors that influence rates are largely outside our control. In response to competitive, economic, political, legislative and/or regulatory pressures we may have to agree to further rate freezes, rate refunds or rate reductions, any or all of which could have a significant adverse effect on our business, financial position, results of operations and liquidity.

We are currently the subject of several regulatory proceedings and named in multiple lawsuits with respect to our participation in western energy markets.

The FERC is conducting industry-wide proceedings and investigations related to the alleged dysfunctions of the organized California market and the Pacific Northwest market during 2000 and 2001. In September 2002, an administrative law judge conducted hearings regarding sales into the California wholesale electric market by ourselves and others in 2000 and 2001. The administrative law judge then issued “Proposed Findings on California Refund Liability” in December 2002, determining that the California Independent System Operator had, for the most part, correctly calculated the amounts of potential refunds owed by sellers. In March 2003, the FERC issued an order substantially adopting the administrative law judge’s findings, but requiring a change to the formula used to calculate refunds, which would have the effect of increasing PNM’s refund liability. In September 2004, the United States Court of Appeals for the Ninth Circuit issued its decision in one of the lead appellate cases addressing the FERC’s refund order. The Ninth Circuit determined that the FERC has the authority to order refunds for these transactions if it elects to do so and remanded the case to the FERC for further proceedings, including a determination as to whether additional refunds are appropriate. We cannot predict the ultimate outcome of any FERC proceeding that may result from the final decision or whether we will ultimately be directed to make any additional future refunds as a result of the decision.

For the proceedings related to the Pacific Northwest market, in June 2003, the FERC denied the request of certain parties for retroactive refunds for spot market sales. In November 2003, the FERC denied rehearing requests made by certain parties seeking refunds in the Pacific Northwest markets. The Port of Seattle filed a petition for review of the FERC’s decision with the Ninth Circuit in November 2003. We cannot predict the ultimate outcome of this appeal, or whether we will ultimately be directed to make any refunds.

In addition, the California Attorney General filed a complaint with the FERC against certain companies, including PNM, and “all other public utility sellers” in California alleging that sellers with market-based rates have violated their tariffs by not filing with the FERC transaction-specific information about all of their sales and purchases at market-based rates. As a result, the California

Attorney General contends that all past sales should be subject to refund if found to be above just and reasonable levels. The complaint was denied by the FERC and subsequently appealed by the California Attorney General to the Ninth Circuit. In September 2004, the Ninth Circuit upheld the FERC’s market-based rate authority, but held that the FERC violated its administrative discretion by declining to investigate whether it should order refunds from sellers who failed to provide transaction-specific reports to the FERC as required by its rules. The Ninth Circuit determined that the FERC has the authority to order refunds for these transactions if it elects to do so and remanded the case back to the FERC for further proceedings, including a determination as to whether additional refunds are appropriate. We cannot predict the ultimate outcome of this proceeding or whether we ultimately will be directed to make any additional future refunds as a result. The California Attorney General has also threatened litigation against PNM in a state court in California based on similar allegations.

On June 14, 2004, PNM received notice that it had been included in a list of 56 defendants that have been sued by the City of Tacoma Department of Public Utilities, or Tacoma, in federal district court in the State of Washington. The complaint alleged PNM and certain other defendants, who allegedly engaged in buying, selling and marketing power in California and other locations in the western United States, acted in concert among themselves and with non-defendant trading co-conspirators that were engaged in conduct that amounted to “market manipulations”, which the complaint defines as a pattern of activities that had the purpose and effect of creating the impression that the demand for power was higher, the supply of power was lower, or both, than was in fact the case. The complaint alleged these activities of the trading defendants and the co-conspirators resulted in substantially increased prices for energy in the Pacific Northwest spot market in excess of what otherwise would have been the price absent such unlawful acts, in violation of antitrust laws. The complaint asserted damages in excess of $175.0 million from the multiple defendants. There have been three recent Ninth Circuit decisions that, collectively, appear to make Tacoma’s case more difficult to prevail. As a result, PNM joined a motion to dismiss the Tacoma complaint given Ninth Circuit precedent. In a decision issued in February 2005, the district court judge in the case granted defendants’ motion to dismiss. As a result, the antitrust lawsuit against PNM filed by the City of Tacoma Department of Public Utilities has been dismissed.

In addition to the regulatory proceedings and litigation described above, PNM is also involved in other regulatory proceedings and litigation arising out of PNM’s participation in the western energy markets that are described in the notes to our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Although we do not believe the outcome of any of these proceedings or litigation will have a material adverse effect on our business, financial position, results of operations or liquidity, we cannot predict the outcome of these proceedings or litigation.

There are inherent risks in the operation of nuclear facilities, such as environmental, health and financial risks and the risk of terrorist attack.

PNM has a 10.2% undivided interest in Palo Verde Nuclear Generating Station, or PVNGS, with portions of its interests in Units 1 and 2 held under leases. PVNGS is subject to environmental, health and financial risks such as the ability to dispose of spent nuclear fuel, the ability to maintain adequate reserves for decommissioning, potential liabilities arising out of the operation of these facilities, and the costs of securing the facilities against possible terrorist attacks and unscheduled outages due to equipment and other problems. PNM maintains nuclear decommissioning trust funds and external insurance coverage to minimize its financial exposure to some of these risks; however, it is possible that damages could exceed the amount of insurance coverage. Although the decommissioning trust funds are designed to provide adequate funds for decommissioning at the end of the expected life of the PVNGS units, there is the risk of insufficient decommissioning trust funds in the event of early decommissioning of the units.

The NRC has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of noncompliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at PVNGS, if an incident did occur, it could materially and adversely affect our business, financial position, results of operations and liquidity. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

Each PVNGS lease describes certain events, including “Events of Loss” or “Deemed Loss Events,” the occurrence of which could require PNM to, among other things, (a) pay the lessor and the equity investor, in return for the investor’s interest in PVNGS, cash in the amount provided in the lease and (b) assume debt obligations relating to the PVNGS lease. The “Events of Loss” generally relate to casualties, accidents and other events at PVNGS, which would severely, adversely affect the ability of the operating agent, APS, to operate, and the ability of PNM to earn a return on its interests in, PVNGS. The “Deemed Loss Events” consist mostly of legal and regulatory changes (such as changes in law making the sale and leaseback transactions illegal, or changes in law making the lessors liable for nuclear decommissioning obligations). We believe that the probability of such “Events of Loss” or “Deemed Loss Events” occurring is remote for the following reasons: (1) to a large extent, prevention of “Events of Loss” and some “Deemed Loss Events” is within the control of the PVNGS participants, including us, and the PVNGS operating agent, through the general PVNGS operational and safety oversight process and (2) with respect to other “Deemed Loss Events,” which would involve a significant change in current law and policy, we are unaware of any pending proposals or proposals being considered for introduction in Congress, or in any state legislative or regulatory body that, if adopted, would cause any of those events.

The operation of PVNGS requires licenses that need to be periodically renewed and/or extended. We do not anticipate any problems renewing these licenses. However, as a result of potential terrorist threats and increased public scrutiny of utilities, the licensing process could result in increased licensing or compliance costs that are difficult or impossible to predict.

Our financial performance may be adversely affected if our power plants and transmission and distribution system are not successfully operated.

Our financial performance depends on the successful operation of our generation, transmission and distribution assets. Unscheduled or longer than expected maintenance outages, other performance problems with our electric generation assets, severe weather conditions, accidents and other catastrophic events, disruptions in the delivery of fuel and other factors could reduce our excess generation capacity and therefore limit our ability to opportunistically sell excess power in the wholesale market. Diminished generation capacity could also result in our aggregate net open forward electric sales position being larger than our forecasted generation capacity. If this were to occur, we would have to make purchases of electricity in the wholesale market under contracts priced at the time of execution or, if in the spot market, at the then-current market price. There can be no assurance that sufficient electricity would be available at reasonable prices, or at all, if such a situation were to occur. Failures of transmission or distribution facilities may also cause interruptions in the services we provide. These potential generation, distribution and transmission problems, and any potentially related service interruptions, could result in lost revenues and additional costs.

Our counterparties may not meet their obligations to us.

We are exposed to risk that counterparties, which owe us money, energy or other commodities or services, will not be able to perform their obligations. The possibility that certain counterparties may fail to perform their obligations has increased due to financial difficulties, in some cases brought on by improper or illegal accounting and business practices, affecting some participants in the energy industry. Should the counterparties to these arrangements fail to perform, we might be forced to honor the underlying commitment at then-current market prices. In such event, we might incur losses in addition to amounts, if any, already paid to the counterparties.

Our operations are subject to risks beyond our control that may reduce our revenues.

Our revenues are affected by the demand for electricity and natural gas. That demand can vary greatly based upon:

•	weather conditions, seasonality and temperature extremes,

•	fluctuations in economic activity and growth in our service area and the Western region of the United States, and

•	the extent of additional energy available from current or new competitors.

Weather conditions will impact the revenues that we obtain from our electric wholesale sales. Very warm and very cold temperatures, especially for prolonged periods, can dramatically increase the demand for electricity for cooling and heating, respectively, as opposed to the effect of more moderate temperatures. Very warm temperatures inside our service territory reduce the amount of power available to sell on the wholesale market.

Drought conditions in New Mexico generally, and especially in the Four Corners region, in which the San Juan Generating Station and the Four Corners Generating Station are located, may affect the water supply for our generating plants. If adequate precipitation is not received in the watershed that supplies the Four Corners areas, we may have to decrease generation at these plants, which would reduce our ability to sell excess power on the wholesale market and reduce our revenues. As such, if the drought conditions continue or regulators or legislators take action to limit our supply of water, our business may be adversely impacted. Although we have been able to maintain adequate access to water in the past, we cannot be certain that we will be able to do so in the future.

An inability to access capital could limit our ability to execute our growth strategy and finance capital requirements, which could adversely affect our business, financial position, results of operations and liquidity.

We rely on access to both short-term money markets and longer-term capital markets as a source of liquidity for any capital requirements not satisfied by the cash flow from our operations, which could include capital requirements for energy infrastructure investments and funding new programs. If we are not able to access capital at competitive rates or at all, our ability to implement our growth strategy and our ability to finance capital requirements, if needed, will be limited. We believe that we will maintain sufficient access to these financial markets based upon our current credit ratings. However, market disruptions or a downgrade of our credit rating may increase our cost of borrowing or adversely affect our ability to raise capital through the issuance of securities or other borrowing arrangements, which could have a material effect on our business, financial position, results of operations and liquidity. Such disruptions could include:

•	an economic downturn,

•	capital markets conditions generally,

•	the bankruptcy of an unrelated energy company,

•	increased market prices for electricity and gas,

•	terrorist attacks or threatened attacks on our facilities or those of unrelated energy companies, and

•	the overall health of the utility industry.

A significant reduction in our credit ratings could materially and adversely affect our business, financial position, results of operations and liquidity.

We cannot be sure that any of our ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade:

•	could increase our borrowing costs, which would diminish our financial results,

•	could require us to pay a higher interest rate in future financings and the potential pool of investors and funding sources could decrease,

•	could increase our borrowing costs under certain of our existing credit facilities,

•	could also require us to provide additional support in the form of letters of credit or cash or other collateral to various counterparties (as of December 31, 2004, the potential dollar value of the collateral calls was $117 million, $93 million of which was tied to PNM’s seasonal purchase of gas),

•	could limit our access to the commercial paper market, and

•	below investment grade credit ratings would require approvals from the PRC for new wholesale plant projects and for continuing to participate in wholesale plant projects of more than a certain dollar value and under certain conditions.

The ratings from rating agencies reflect only the views of such rating agencies and are not recommendations to buy, sell or hold our securities and each rating should be evaluated independently of any other rating. Any downgrade or withdrawal of our ratings may have an adverse effect on the market price of our outstanding debt, including the senior notes being offered as a component of the Corporate Units.

Costs of environmental compliance, liabilities and litigation could exceed our estimates which could adversely affect our business, financial position, results of operations and liquidity.

Compliance with federal, state and local environmental laws and regulations may result in increased capital, operating and other costs, including remediation and containment expenses and monitoring obligations. We cannot predict how we would be affected if existing environmental laws and regulations were revised, or if new environmental laws and regulations seeking to protect the environment were adopted, but any such changes could increase our financing requirements or otherwise adversely affect our business, financial position, results of operations and liquidity. Revised or additional laws and regulations could also result in additional operating restrictions on our facilities or increased compliance costs which may not be fully recoverable in our rates, thereby reducing our net income. For example, any future changes in the interpretation of the Clean Air Act’s new source review provisions could potentially increase our operating and maintenance costs substantially. Similarly, on March 15, 2005, the EPA adopted the Clean Air Mercury Rule, which is intended to reduce mercury emissions from coal-fired generation plants. We cannot be certain how this rule will affect us.

In addition, we may be designated as a responsible party for environmental clean-up at a site identified by a regulatory body. We cannot predict with certainty the amount and timing of all future expenditures related to environmental matters because of the difficulty of estimating clean-up and compliance costs, and the possibility that changes will be made to the current environmental laws and regulations. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Failure to comply with environmental laws and regulations, even if caused by factors beyond our control, may result in the assessment of civil or criminal penalties and fines against us. For example, in October 2003, the Texas Commission on Environmental Quality, or TCEQ, requested information from PNM concerning any involvement that PNM had with San Angelo Electric Service Company, or SESCO, a former electrical equipment repair and sales company located in San Angelo, Texas. PNM was informed that the TCEQ and the EPA claim to have identified contamination of the soil and groundwater at the site. TCEQ is conducting a site investigation of a SESCO facility pursuant to the Texas Solid Waste Act, and the SESCO site has been referred to the Superfund Site Discovery and Assessment Program. The primary concern appears to be polychlorinated biphenyls in soil and groundwater on and adjacent to the site. The TCEQ is conducting the site investigation to determine what remediation activities are required at the SESCO site and to identify potentially responsible parties. On February 8, 2005, PNM agreed to participate in the potentially responsible party committee. PNM will voluntarily participate with the others in the investigation and may participate in any required remediation at the SESCO facility in San Angelo, Texas. PNM is still investigating its role in the matter, and is unable to predict the outcome at this time.

Our business, results of operations and financial position may be adversely affected if we do not successfully compete for wholesale customers and generation plant acquisition opportunities. Our wholesale plants will be exposed to price risk to the extent they must compete for the sale of energy and capacity.

The electric utility industry has experienced a substantial increase in competition at the wholesale level, caused by changes in federal law and regulatory policy. As a result of the Public Utility Regulatory Policies Act of 1978 and the Energy Policy Act of 1992, competition in the wholesale electricity market has greatly increased due to a greater participation by traditional electricity suppliers, non-utility generators, independent power producers, wholesale power marketers and brokers, and due to the trading of energy futures contracts on various commodities exchanges. In 1996, the FERC issued new rules on transmission service to facilitate competition in the wholesale market on a nationwide basis. The rules give greater flexibility and more choices to wholesale power customers. Also, in July 2002, the FERC issued a notice of proposed rulemaking (which has not yet been adopted) related to open access transmission service and standard electricity market design.

As a result of the changing regulatory environment and the relatively low barriers to entry (which include, in addition to open access transmission service, relatively low construction costs for new generating facilities), we expect competition to steadily increase. This increased competition could affect our load forecasts, acquisition opportunities and wholesale energy sales and related revenues. Given that during 2004, our sales in the wholesale electric market accounted for approximately 62% of our total MWh sales, the impact of these changes on our financial results could be material. The effect on our business, results of operations and financial position could vary depending on the extent to which:

•	we are able to acquire additional generation to compete in the wholesale market,

•	new opportunities are created for us to expand our wholesale load, and

•	current wholesale customers elect to purchase from other suppliers after existing contracts expire.

Our long-term contracts to supply power expire from 2006 through 2020. Our ability to renew these contracts at terms comparable to those currently in place is dependent upon prevailing market conditions at the time of negotiations. Currently, we have a long-term firm commitment contract with TNP of 114 MW that expires in 2006. The contract is priced above current market prices. If the TNP acquisition is completed, we expect to provide the power supply needs of TNP. However, if the TNP acquisition is not completed, we believe that we will be able to significantly mitigate any revenue loss due to rising short-term and forward markets.

To the extent electric capacity generated by our wholesale plants is not under contract to be sold or committed to serving our retail electric load (which is currently approximately 22% of our integrated generation portfolio), either now or in the future, our business, results of operations and financial position will generally depend on the prices that can be obtained for energy and capacity in New Mexico and adjacent markets. Among the factors that would influence these prices, all of which are beyond our control to a significant degree, are those described in the next risk factor.

We may not be able to mitigate fuel and wholesale electricity pricing risks, which could result in unanticipated liabilities or increased volatility in our earnings.

Our business and operations are subject to changes in purchased power prices and fuel costs that may cause increases in the amounts we must pay for power supplies on the wholesale market and the cost of producing power in our generation plants. As evidenced by the California energy crisis in 2000-2001, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose us to significant commodity price risks.

Among the factors that could affect market prices for electricity and fuel are:

•	prevailing market prices for coal, oil, natural gas and other fuels used in our generation plants, including associated transportation costs, and supplies of such commodities,

•	changes in the regulatory framework for the commodities markets that we rely on for purchased power and fuel,

•	liquidity in the general wholesale electricity market,

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets,

•	weather conditions impacting demand for electricity or availability of hydroelectric power or fuel supplies,

•	the rate of growth in electricity as a result of population changes, regional economic conditions and the implementation of conservation programs,

•	union and labor relations,

•	natural disasters, wars, embargoes and other catastrophic events and

•	changes in federal and state energy and environmental laws and regulations.

We utilize derivatives such as forward contracts, futures contracts, options and swaps to manage these risks. We attempt to manage our exposure from these activities through enforcement of established risk limits and risk management procedures. We cannot be certain that these strategies will be successful in managing our pricing risk, or that they will not result in net liabilities to us as a result of future volatility in these markets.

In addition, although we routinely enter into contracts to offset our positions (i.e. to hedge our exposure to the risks of demand, market effects of weather and changes in commodity prices), we do not always hedge the entire exposure of our operations from commodity price volatility. Furthermore, our ability to hedge our exposure to commodity price volatility depends on liquid commodity markets. To the extent the commodity markets are illiquid, we may not be able to execute our risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our business, financial position, results of operations and liquidity.

Impairments of our tangible long-lived assets could adversely affect our business, financial position, liquidity and results of operations.

We evaluate our tangible long-lived assets for impairment whenever indicators of impairment exist pursuant to SFAS 144. These potential impairment triggers would include fluctuating market conditions as a result of industry deregulation; planned and scheduled customer purchase commitments; future market penetration; fluctuating market prices resulting from factors including changing fuel costs and other economic conditions; weather patterns; and other market trends. Accounting rules require that if the sum of the undiscounted expected future cash flows from a company’s asset (excluding interest charges that will be recognized as expenses when incurred) is less than the carrying value of the asset, then asset impairment must be recognized in the financial statements. The amount of impairment recognized is the difference between the fair value of the asset and the carrying value of the asset. We determined that no triggering events occurred during the period for our generation assets.

We have three turbines, which are currently in storage, with a combined carrying value of approximately $79.7 million. We believe that we will be able to place two of the turbines in service and recover the costs of these two turbines in rates. We analyzed the remaining turbine for impairment and concluded no impairment existed based on our plans for its use. The carrying amount of this turbine at December 31, 2004 was $16.5 million. We expect to begin construction utilizing this turbine over the next several years. If we were unable to realize these plans, we would be forced to recognize a loss with respect to the carrying value of the turbine depending on prevailing market conditions. We will continue to analyze the turbine for impairment in accordance with SFAS 144.

Actual results could differ from estimates used to prepare our financial statements.

In preparing the financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, management must often make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures at the date of the financial statements and during the reporting period. Some of those judgments can be subjective and complex, and actual results could differ from those estimates. For more information about these estimates and assumptions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

Provisions of our organizational documents, as well as several other statutory and regulatory factors, will limit another party’s ability to acquire us and could deprive you of the opportunity to gain a takeover premium for shares of our common stock.

Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our common stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

•	authorization for our board of directors to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights, subject to certain limitations, and the extent of the preferences of the shares of any series with respect to dividends and other matters, and if a proposal which we expect our shareholders to vote on at our 2005 annual meeting is approved, confer upon the holders of a series of preferred stock that is convertible into common stock the right to vote as a single class with holders of our common stock on all matters submitted to a vote of holders of our common stock at a meeting of shareholders, other than for the election of directors, with the same number of votes as the number of shares of our common stock into which their shares of preferred stock are convertible, so long as the aggregate amount of preferred stock outstanding with such voting rights is convertible to no more than twelve million shares of our common stock – see “Description of Capital Stock – Potential Changes in Voting Rights” in the accompanying prospectus),

•	our board of directors is classified into three classes, with the directors being elected for staggered terms,

•	advance notice procedures with respect to any proposal other than those adopted or recommended by our board of directors and

•	provisions specifying that only a majority of the board of directors, the chairman of the board of directors, the president or holders of not less than one-tenth of all our shares entitled to vote may call a special meeting of stockholders.

Under the New Mexico Public Utility Act, approval of the PRC is required for certain transactions that may result in our change in control or exercise of control. Certain acquisitions by any person of our outstanding voting securities would also require approval of the SEC under the Holding Company Act.

Risk Factors Relating to the Equity Units

You will bear the entire risk of a decline in the price of our common stock.

Although as a holder of Equity Units you will have a beneficial ownership interest in the related senior notes, Treasury portfolio or Treasury securities, as the case may be, you do have an obligation to buy shares of our common stock pursuant to the purchase contract that is a part of the Equity Units. On the purchase contract settlement date, unless the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization or are settled early, (1) in the case of Corporate Units, unless you pay cash to satisfy your obligation under the purchase contract, either the proceeds derived from the successful remarketing of the senior notes or, if no successful remarketing has occurred, the put price paid upon the automatic put of the senior notes, or (2) in the case of Treasury Units, the proceeds of the related Treasury securities when paid at maturity, will in each case automatically be used to purchase a specified number of shares of our common stock on your behalf.

The number of shares of our common stock that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which we refer to as the applicable market value. There can be no assurance that the market value of common stock received by you on the purchase contract settlement date will be equal to or greater than the effective price per share paid by you for our common stock on the date of issuance of the Equity Units. If the applicable market value of the common stock is less than the reference price of $26.76, the market value of the common stock issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will be less than the effective price per share paid by you for the common stock. Accordingly, you assume the risk that the market value of the common stock may decline, and that the decline could be substantial.

You will receive only a portion of any appreciation in our common stock price.

Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common stock. The opportunity is less because the market value of the common stock to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common stock) will only exceed the price per share paid by you for our common stock on the purchase contract settlement date if the applicable market value of the common stock exceeds the threshold appreciation price of approximately $32.65 (which represents an appreciation of 22% over the reference price of $26.76). If the applicable market value of our common stock exceeds the reference price but falls below the threshold appreciation price, you realize no equity appreciation of the common stock for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common stock equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately 82% of the value of the shares of common stock you could have purchased with $50 at the time of this offering.

The trading price of our common stock and the general level of interest rates and our credit quality will directly affect the trading price for the Corporate Units and Treasury Units.

It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, financial and other factors will affect trading prices of our common stock. In addition, market conditions can affect the capital markets generally, therefore affecting the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after the offering of the Corporate Units or the perception that those sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other components of the Corporate Units and Treasury Units. The arbitrage could, in turn, affect the trading prices of the Corporate Units and Treasury Units and our common stock.

You may suffer dilution of our common stock issuable upon settlement of your purchase contract.

The number of shares of our common stock issuable upon settlement of your purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and specified other transactions that significantly modify our capital structure. See “Description of the Purchase Contracts – Anti-Dilution Adjustments.” The number of shares of our common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as certain employee stock option grants or offerings of common stock for cash, or in connection with acquisitions or other transactions that may adversely affect the price of our common stock. There can be no assurance that an event that adversely affects the value of the Equity Units, but does not result in an adjustment to the settlement rate, will not occur. The terms of the Equity Units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We plan to issue additional equity in connection with the TNP acquisition and in a separate offering contemporaneous with this offering. We have no obligation to consider the interests of the holders of the Equity Units in engaging in any such offering or transaction. If we issue additional shares of common stock, those issuances may materially and adversely affect the price of our common stock and, because of the relationship of the number of shares holders are to receive on the purchase contract settlement date to the price of our common stock, those issuances may adversely affect the trading price of the Equity Units.

You will have no rights as common stockholders but will be subject to all changes with respect to our common stock.

Until you acquire shares of our common stock upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on our common stock, but you will be subject to all changes affecting our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the settlement date.

Your rights to the pledged securities will be subject to our security interest and may be affected by a bankruptcy proceeding.

Although you will have a beneficial ownership interest in the related senior notes or Treasury securities or the Treasury portfolio, as applicable, those interests will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. In addition, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code, or other relief sought by the collateral agent, the purchase contract agent or other party asserting an interest in the pledged securities. Moreover, claims arising out of the senior notes will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although we do not believe such an argument would prevail, following the termination of the purchase contracts, a party in interest in the bankruptcy proceeding might argue that the holders of senior notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

The secondary market for the Corporate Units, the Treasury Units and the senior notes may be illiquid.

We are unable to predict how the Corporate Units, the Treasury Units and the senior notes will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the Corporate Units, the Treasury Units and the senior notes. The Corporate Units have been approved for listing on the New York Stock Exchange. We have no obligation or current intention to apply for any separate listing of the Treasury Units or the senior notes on any stock exchange. We have been advised by the representatives that the underwriters presently intend to make a market for the Corporate Units; however, they are not obligated to do so and any market making may be discontinued at any time without notice. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the senior notes, your ability to sell such securities or whether a trading market, if it develops, will continue. In addition, in the event that sufficient numbers of Corporate Units are converted to Treasury Units, the liquidity of Corporate Units could be adversely affected. We cannot provide assurance that the Corporate Units will not be delisted from the New York Stock Exchange or that trading in the Corporate Units will not be suspended as a result of elections to create Treasury Units or recreate Corporate Units through the substitution of collateral that causes the number of these securities to fall below the applicable requirements for listing securities on the New York Stock Exchange.

We may redeem the senior notes upon the occurrence of a special event.

We have the option to redeem the senior notes, on any interest payment date, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, at any time before the earlier of the date of a successful remarketing of the senior notes underlying the Corporate Units and the purchase contract settlement date if a special event occurs and continues under the circumstances described in this prospectus supplement. See “Description of the Senior Notes – Optional Redemption – Special Event.” If we exercise this option, we will redeem the senior notes at the redemption price (described later in this prospectus supplement) plus accrued and unpaid interest, if any, to the date of redemption. If we redeem the senior notes, we will pay the redemption price in cash to the holders of the senior notes. If the special event redemption occurs before the purchase contract settlement date, the redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you as the holder, and the Treasury portfolio will be substituted for the senior notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your senior notes are not components of Corporate Units, you, rather than the collateral agent, will receive the related redemption payments. There can be no assurance as to the effect on the market prices for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any senior notes so redeemed. A special event redemption will be a taxable event to the holders of the senior notes.

We are a holding company and, therefore, the senior notes and the contract adjustment payments will be effectively subordinated to the debt of our subsidiaries.

We are a holding company and derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the senior notes and the contract adjustment payments, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior notes or the contract adjustment payments or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Specifically, as part of the order approving our formation as a holding company, the New Mexico Public Regulation Commission, or PRC, placed certain restrictions on the ability of our principal subsidiary, PNM, to pay dividends to us. PNM cannot pay dividends that will cause its debt rating to go below investment grade and, in any year, as determined on a rolling four-quarter basis, in excess of net earnings for that year without prior PRC approval. In January 2003, the PRC modified this dividend restriction to allow PNM to dividend earnings as well as equity contributions made by us back to us. TNMP will be subject to the same restrictions on dividends if the proposed TNP acquisition is completed. As of December 31, 2004, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $279.1 million. Notwithstanding any other provision of the indenture governing the senior notes or the purchase contract and pledge agreement governing the Equity Units, the PRC order approving our formation as a holding company and our settlement agreement in New Mexico relating to the proposed TNP acquisition requires that each holder of a senior note or an Equity Unit, or a beneficial interest therein, by acceptance thereof, agree not to take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of PNM or TNMP.

Because we are a holding company and conduct substantially all of our operations through subsidiaries, holders of the senior notes will generally have a position junior to the claims of creditors of our subsidiaries (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of our subsidiaries. As of December 31, 2004, our subsidiary, PNM, had 115,293 shares, stated value of $100 per share, of cumulative preferred stock outstanding and $1.048 billion aggregate principal amount of debt outstanding. In addition, our obligations with respect to the contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

The U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear.

No statutory, judicial or administrative authority directly addresses the treatment of the units or instruments similar to units for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the units are not entirely clear. For additional information, see “Certain United States Federal Income Tax Consequences.”

The trading price of the senior notes may not fully reflect the value of accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income the interest accrued through the date of disposition as ordinary income. To the extent the amount realized for U.S. federal income tax purposes is less than your adjusted tax basis in the senior notes disposed of, you will recognize a loss. The deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations.

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

The number of shares of common stock that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Purchase Contracts – Anti-Dilution Adjustments.” If the settlement rate is adjusted as a result of a distribution that is taxable to our common stock holders, you could be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, non-U.S. holders of Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Consequences – U.S. Holders – Purchase Contracts – Adjustment to Settlement Rate” and “ – Non-U.S. Holders – United States Federal Withholding Tax.”

You may not be able to exercise your right to settle a purchase contract prior to the purchase contract settlement date unless a registration statement under the Securities Act of 1933 is in effect and a prospectus is available covering the shares of common stock deliverable upon early settlement of a purchase contract.

The early settlement right under the purchase contracts is subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. Although we have agreed to use our commercially reasonable efforts to have such a registration statement in effect and to provide a prospectus if so required under the U.S. federal securities laws, any failure or inability to maintain an effective registration statement or to have available a prospectus covering the common stock, including as a result of pending corporate events or announcements that prevent the delivery of a current prospectus, may prevent or delay an early settlement.

ACCOUNTING TREATMENT

The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the senior notes in our financial statements based on the underlying fair value of each instrument at the time of issuance. The present value of the Corporate Units contract adjustment payments will be initially recorded as a reduction to common stockholders’ equity (common stock), with an offsetting credit to liabilities. This liability is accreted over three years by interest charges to the income statement based on a constant rate calculation. Subsequent contract adjustment payments will reduce this liability.

The purchase contracts are forward transactions in our common stock. Upon settlement of each purchase contract, we will receive $50 pursuant to that purchase contract and will issue the requisite number of shares of our common stock. The $50 we receive will be credited to common stockholders’ equity (common stock).

Before the issuance of shares of our common stock upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share, based on the settlement formula applied at the end of the reporting period, is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock for the 20 trading days preceding the end of the reporting period is lower than the average market price of our common stock for the reporting period, or is above approximately $32.65.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated expenses, will be approximately $208.3 million, or $239.6 million if the underwriters’ over-allotment option is exercised in full. We anticipate using the aggregate net proceeds from this offering, together with the net proceeds from the concurrent offering of our common stock, to retire high-cost TNP debt and preferred stock in connection with the proposed TNP acquisition, to finance the completion of construction of the Luna Energy Facility and for other general corporate purposes. See “Prospectus Supplement Summary – Acquisitions – Financing Plan” for more information. Pending application, we intend to invest the net proceeds in investment grade, interest bearing securities.

CAPITALIZATION

The table below shows our actual capitalization on a consolidated basis as of December 31, 2004, and as adjusted to give effect to (1) this offering and (2) both this offering and the concurrent offering of our common stock, as described in a separate prospectus supplement. Both offerings are expected to close on March 30, 2005. The closing of this offering and the concurrent common stock offering are independent and not contingent upon one other.

The as adjusted columns assume no exercise of the underwriters’ options to purchase additional shares of common stock in the concurrent offering or additional Corporate Units in this offering. The as adjusted columns also do not reflect the use of proceeds from this offering or the concurrent common stock offering or our other related financing transactions. For a discussion of the anticipated use of proceeds, see “Prospectus Supplement Summary – Acquisitions – Financing Plan” and “Use of Proceeds”. You should read this table along with our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	As of December 31, 2004
	Actual	As Adjusted For This Offering	As Adjusted For Both Offerings
	(in millions)
Short-term debt	$95	$95	$95

Long-term debt(1):
Senior notes initially due May 16, 2010	—	215	215
Long-term debt of PNM	988	988	988

Total long-term debt	988	1,203	1,203

Subsidiary preferred stock not subject to mandatory redemption	11	11	11

Total common stockholders’ equity	1,100	1,088	1,179

Total capitalization	$2,194	$2,397	$2,488

(1)	Does not include $100 million in equity units that we expect to issue to Cascade pursuant to a unit purchase agreement dated August 13, 2004 and a component of which will be senior notes issued by us. See “Prospectus Supplement Summary – Acquisitions – Financing Plan.”

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “PNM.” The following table sets forth the range of intra-day high and low sale prices, as reported on the NYSE Composite Tape, and the cash dividends declared on the common stock for the periods indicated:

	Price Range	High	Low	Dividends
2003	First Quarter	$15.99	$12.63	$0.15
	Second Quarter	$18.56	$14.56	$0.15
	Third Quarter	$19.31	$16.87	$0.15
	Fourth Quarter	$19.64	$17.52	$0.15

2004	First Quarter	$21.20	$18.77	$0.15
	Second Quarter	$20.87	$18.70	$0.16
	Third Quarter	$22.75	$20.09	$0.16
	Fourth Quarter	$26.11	$22.57	$0.16

2005	First Quarter (through March 23, 2005)	$28.20	$23.83	$0.185

On March 23, 2005, the reported last sale price of our common stock on the NYSE was $26.76 per share.

On May 18, 2004, our board of directors approved a 3-for-2 stock split effective on June 11, 2004 for shareholders of record on June 1, 2004. All references above to per share amounts have been restated to reflect the stock split.

Declaration and payment of dividends on our common stock is subject to the discretion of the board of directors. On February 15, 2005, our board of directors declared a dividend of $0.185 per share payable on May 20, 2005 to shareholders of record on May 2, 2005. On December 7, 2004, our board of directors approved a 15.6% increase in the annual dividend (effective February 18, 2005) and announced a change in our dividend policy. Primarily as a result of the strong growth of our earnings in 2004 and the stability of our earnings profile, our board of directors has targeted a future payout ratio of 50% to 60% of consolidated earnings, a change from our past measure of 50% to 60% of utility earnings.

Our board of directors regularly reviews the dividend policy. The declaration of common dividends is dependent upon a number of factors including the ability of our subsidiaries to pay dividends. In addition, our ability to declare dividends is dependent upon the extent to which cash flows will support dividends, the availability of earnings, our financial circumstances and performance, the effect of regulatory decisions and legislative activities, future growth plans, related capital requirements, standard business considerations and market and economic conditions generally.

As of December 31, 2004, we had 60,464,595 shares of common stock outstanding and there were approximately 14,565 holders of record of our common stock.

DESCRIPTION OF THE EQUITY UNITS

The following is a summary of some of the terms of the Equity Units. This summary together with the summary of the terms of the purchase contracts, the purchase contract and pledge agreement and the senior notes set forth under the captions “Description of the Purchase Contracts,” “Certain Provisions of the Purchase Contracts and the Purchase Contract and Pledge Agreement” and “Description of the Senior Notes” in this prospectus supplement contains a description of all of the material terms of the Equity Units but is not complete, and we refer you to the agreements which will govern your rights as holders of the Equity Units. In addition, to the extent that the following description is not consistent with those contained in the accompanying prospectus under “Description of Debt Securities” and “Description of Capital Stock,” you should rely on this description.

General

We will issue the Equity Units under the purchase contract and pledge agreement between us and JPMorgan Chase Bank, N.A., as purchase contract agent and trustee (the “purchase contract agent”) and U.S. Bank National Association, as collateral agent, custodial agent and securities intermediary (the “collateral agent”). The Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 4,300,000 Corporate Units, each with a stated amount of $50.

Each Corporate Unit offered by us will initially consist of:

•	a purchase contract under which the holder will purchase from us on May 16, 2008, which we refer to as the purchase contract settlement date, or upon early settlement, for $50, a number of shares of our common stock equal to the applicable settlement rate described under “Description of the Purchase Contracts – General” or “Description of the Purchase Contracts – Early Settlement,” as the case may be, and under which we will pay to the holder quarterly contract adjustment payments at the rate of 1.95% of the $50 stated amount per year, or $0.975 per year; and

•	either:

•	a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note initially due 2010 issued by us, and under which we will pay to the holder 1/20, or 5%, of the interest payment on a $1,000 principal amount senior note at the initial rate of 4.80%, or $2.40 per year; or

•	following the occurrence of a special event redemption, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the Treasury portfolio.

“Applicable ownership interest” means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

(1)	a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to May 15, 2008 (the day immediately prior to the purchase contract settlement date), and

(2)

for each scheduled interest payment date on the senior notes that occurs after the date of a special event redemption and on or before the purchase contract settlement date, a 0.06% undivided beneficial ownership interest in $1,000 face amount of U.S.

Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that mature on or prior to the business day immediately preceding such payment date.

The fair value of the Corporate Units we issue will be recorded in our financial statements based on an allocation between the purchase contracts and the senior notes in proportion to their respective fair market values at the time of issuance. Under the purchase contract and pledge agreement, you will be deemed to have agreed to allocate all of the purchase price to your undivided interest in the senior notes, so your initial tax basis in each purchase contract will be $0.00 and the initial tax basis in the undivided beneficial ownership interest in a senior note will be $50. This position will be binding on each beneficial owner of each Equity Unit, but not on the IRS.

So long as the units are in the form of Corporate Units, the related undivided beneficial ownership interest in the senior note or the applicable ownership interest in the Treasury portfolio, as the case may be, will be pledged to us through the collateral agent to secure the holders’ obligations to purchase our common stock under the related purchase contracts.

Creating Treasury Units by Substituting a Treasury Security for a Senior Note

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of 20 Corporate Units may create, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, 20 Treasury Units by substituting for a senior note a zero-coupon U.S. Treasury security (CUSIP No. 912820CY1) with a principal amount at maturity equal to $1,000 and maturing on May 15, 2008, the business day immediately preceding the purchase contract settlement date, which we refer to as a Treasury security. This substitution would create 20 Treasury Units and the senior note would be released to the holder and would be separately tradable from the Treasury Units. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Corporate Units may make the substitution only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may substitute Treasury securities for the applicable ownership interests in the Treasury portfolio only in integral multiples of 5,000 Corporate Units.

Each Treasury Unit will consist of:

•	a purchase contract under which the holder will purchase from us on the purchase contract settlement date, or upon early settlement, for $50, a number of shares of our common stock equal to the applicable settlement rate, and under which we will pay to the holder quarterly contract adjustment payments at the rate of 1.95% of the stated amount per year; and

•	a 1/20, or 5%, undivided beneficial ownership interest in a Treasury security.

The term “business day” means any day other than a Saturday or a Sunday or a day on which banking institutions and trust companies in New York City, New York are authorized or required by law or executive order to remain closed.

The Treasury Unit holder’s beneficial ownership interest in the Treasury security will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, to create 20 Treasury Units, a holder is required to:

•	deposit with the collateral agent, a Treasury security, which must be purchased in the open market at the expense of the Corporate Unit holder; and

•	transfer to the purchase contract agent 20 Corporate Units, accompanied by a notice stating that the holder of the Corporate Units has deposited a Treasury security with the collateral agent, and requesting that the purchase contract agent instruct the collateral agent to release the related senior note.

Upon receiving instructions from the purchase contract agent and receipt of the Treasury security, the collateral agent will release the related senior note from the pledge and deliver it to the purchase contract agent on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 20 Corporate Units;

•	transfer the related senior note to the holder; and

•	deliver 20 Treasury Units to the holder.

The Treasury security will be substituted for the senior note and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase shares of our common stock under the related purchase contracts. The senior note thereafter will trade separately from the Treasury Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Corporate Unit holder will follow the same procedure to create a Treasury Unit, except the holder will have to deposit integral multiples of 5,000 Corporate Units and the purchase contract agent will transfer the related applicable ownership interests in the Treasury portfolio.

Holders who create Treasury Units or recreate Corporate Units, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See “Certain Provisions of the Purchase Contracts and the Purchase Contract and Pledge Agreement – Miscellaneous.”

Recreating Corporate Units

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, each holder of 20 Treasury Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury security held by the collateral agent a senior note having an aggregate principal amount equal to $1,000. This substitution would recreate 20 Corporate Units and the applicable Treasury security would be released to the holder and would be separately tradable from the Corporate Units. Because Treasury securities and senior notes are issued in integral multiples of $1,000, holders of Treasury Units may make this substitution only in integral multiples of 20 Treasury Units. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Treasury Units may substitute applicable ownership interests in the Treasury portfolio for Treasury securities only in integral multiples of 5,000 Treasury Units.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, to recreate 20 Corporate Units, a holder is required to:

•	deposit with the collateral agent a $1,000 principal amount senior note, which must be purchased in the open market at the expense of the Treasury Unit holder, unless otherwise owned by the holder; and

•	transfer to the purchase contract agent 20 Treasury Units, accompanied by a notice stating that the holder of the Treasury Units has deposited a $1,000 principal amount senior note with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury security.

Upon receiving instructions from the purchase contract agent and receipt of the $1,000 principal amount senior note, the collateral agent will release the related Treasury security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of our security interest. The purchase contract agent then will:

•	cancel the 20 Treasury Units;

•	transfer the related Treasury security to the holder; and

•	deliver 20 Corporate Units to the holder.

The $1,000 principal amount senior note will be substituted for the Treasury security and will be pledged to us through the collateral agent to secure the holder’s obligation to purchase our common stock under the related purchase contracts. The Treasury security thereafter will trade separately from the Corporate Units.

If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, the Treasury Unit holder will follow the same procedure to create a Corporate Unit, except the holder will have to deposit integral multiples of 5,000 Treasury Units and must deposit 5,000 applicable ownership interests in the Treasury portfolio with the collateral agent, which must be purchased in the open market at the expense of the Treasury Unit holder.

Current Payments

Holders of Corporate Units and Treasury Units will receive quarterly contract adjustment payments payable by us at the rate of 1.95% per year on the stated amount of $50 per Equity Unit until the earliest of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement, as described in “Description of the Purchase Contracts – Early Settlement Upon Cash Merger”) and the most recent quarterly payment date on or before any other early settlement of the related purchase contracts (in the case of an early settlement as described in “Description of the Purchase Contracts – Early Settlement”). In addition, holders of Corporate Units will receive quarterly cash distributions consisting of their pro rata share of interest payments on the senior notes attributable to the undivided beneficial ownership interest in the senior notes (or distributions on the applicable ownership interest in the Treasury portfolio if the senior notes have been replaced by the Treasury portfolio), equivalent to the rate of 4.80% per year. There will be no distributions in respect of the Treasury securities that are a component of the Treasury Units, but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the senior notes that were released to them when the Treasury Units were created for as long as they hold the senior notes. We will make all payments on the Corporate Units and the Treasury Units quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2005.

Listing

The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “PNMPrA”. Unless and until substitution has been made as described in “– Creating Treasury Units” or “– Recreating Corporate Units,” neither the senior note or applicable ownership interest in the Treasury portfolio component of a Corporate Unit nor the Treasury security component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The senior note or applicable ownership interest in the Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury security component will trade as a unit with the purchase contract component of the Treasury Units. In addition, if Treasury Units or senior notes are separately traded to a sufficient extent that the applicable exchange listing requirements are met, we may, but have no obligation to, cause the Treasury Units or senior notes to be listed on the exchange on which the Corporate Units are then listed, including, if applicable, the New York Stock Exchange.

Voting and Certain Other Rights

Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of our common stock.

Repurchase of the Equity Units

We may purchase from time to time any of the Equity Units offered by the seller by this prospectus that are then outstanding by tender, in the open market, by private agreement or otherwise, subject to compliance with applicable law.

DESCRIPTION OF THE PURCHASE CONTRACTS

The following description is a summary of some of the terms of the purchase contracts. The purchase contracts will be issued pursuant to the purchase contract and pledge agreement between us, the purchase contract agent and the collateral agent. The description of the purchase contracts and the purchase contract and pledge agreement in this prospectus contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the purchase contract and pledge agreement that will be filed as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference into this prospectus supplement and the accompanying prospectus.

Purchase of Common Stock

Each purchase contract that is a part of a Corporate Unit or a Treasury Unit will obligate its holder to purchase, and us to sell, on May 16, 2008, the purchase contract settlement date (unless the purchase contract terminates prior to that date or is settled early at the holder’s option), a number of shares of our common stock equal to the settlement rate, for $50 in cash. The number of shares of our common stock issuable upon settlement of each purchase contract on the purchase contract settlement date (which we refer to as the “settlement rate”) will be determined as follows, subject to adjustment as described under “ – Anti-Dilution Adjustments” below:

(1)	If the applicable market value of our common stock is greater than or equal to approximately $32.65, the “threshold appreciation price,” the settlement rate will be 1.5315 (the “minimum settlement rate”).

Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is greater than the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the threshold appreciation price, the aggregate market value of the shares issued upon settlement will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(2)	If the applicable market value of our common stock is less than the threshold appreciation price of approximately $32.65 but greater than $26.76, the “reference price,” the settlement rate will be a number of shares having a value, based on the applicable market value, equal to $50.

Accordingly, if the market value for the common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the applicable market value does not exceed the threshold appreciation price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

(3)	If the applicable market value of our common stock is less than or equal to the reference price of $ 26.76, the settlement rate will be 1.8685 (the “maximum settlement rate”).

Accordingly, if the market value for the common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured and the applicable market value is less than the reference price, the aggregate market value of the shares of common stock issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common stock. If the applicable market value is the same as the reference price, the aggregate market value of the shares will be equal to the stated amount, assuming that the market price of the common stock on the purchase contract settlement date is the same as the applicable market value of the common stock.

If you elect to settle your purchase contract early in the manner described under “ – Early Settlement,” the number of shares of our common stock issuable upon settlement of such purchase contract will be 1.5315, the minimum settlement rate, subject to adjustment as described under “ – Anti-Dilution Adjustments.” We refer to the minimum settlement rate and the maximum settlement rate collectively as the fixed settlement rates.

“Applicable market value” means the average of the closing price per share of our common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to adjustment as set forth in “ – Anti-Dilution Adjustments.” The reference price is $26.76. The threshold appreciation price represents a 22% appreciation over the reference price.

The term “closing price” of shares of our common stock means, on any date of determination:

(1)	the closing sale price of shares of our common stock as of the close of the principal trading session (or, if no closing sale price is reported, the last reported sale price) per share on the New York Stock Exchange on such date; or

(2)	if shares of our common stock are not listed for trading on the New York Stock Exchange on any such date, the closing sale price (or, if no closing price is reported, the last reported sale price) per share as reported in the composite transactions for the principal United States securities exchange on which our common stock is so listed; or

(3)	if shares of our common stock are not so listed on a United States national or regional securities exchange, the closing sale price (or, if no closing price is reported, the last reported sale price) per share as reported by The Nasdaq Stock Market; or

(4)	if shares of our common stock are not so reported by The Nasdaq Stock Market, the last reported quoted bid price for our common stock in the over-the-counter market; or

(5)	if such bid price is not available, the average of the mid-point of the last bid and ask prices of shares of our common stock on such date from at least three nationally recognized independent investment banking firms retained by us for this purpose.

The term “trading day” means a day on which the shares of our common stock:

•	are not suspended from trading on any United States national or regional securities exchange or association or over-the-counter market at the close of business; and

•	have traded at least once on the United States national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the shares of our common stock.

We will not issue any fractional shares of our common stock upon settlement of a purchase contract. Instead of a fractional share, the holder will receive an amount of cash equal to such fraction multiplied by the applicable market value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of our common stock issuable pursuant to such purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

Unless:

•	a holder has settled early the related purchase contracts by delivery of cash to the purchase contract agent in the manner described under “ – Early Settlement” or “ – Early Settlement Upon Cash Merger”;

•	a holder of Corporate Units has settled the related purchase contracts with separate cash in the manner described under “ – Notice to Settle with Cash”; or

•	an event described under “ – Termination” has occurred,

•	then, on the purchase contract settlement date,

•	in the case of Corporate Units where there has been a successful remarketing, the portion of the proceeds from the remarketing equal to the principal amount of the senior notes remarketed will automatically be applied to satisfy in full the holder’s obligations to purchase our common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units;

•	in the case of Corporate Units where there has not been a successful remarketing and the Treasury portfolio has not replaced the senior notes as a component of the Corporate Units, unless holders of Corporate Units elect not to exercise their put right by delivering cash to settle their purchase contracts (see “ – Remarketing”), such holders will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the senior notes to satisfy in full the holder’s obligations to purchase our common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units;

•	in the case of Corporate Units where the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, proceeds of the appropriate applicable ownership interests in the Treasury portfolio when paid at maturity equal to the stated amount of $50 per Corporate Unit will automatically be applied to satisfy in full the holder’s obligation to purchase common stock under the related purchase contracts and any excess proceeds will be delivered to the purchase contract agent for the benefit of the holders of Corporate Units; and

•	in the case of Treasury Units, the proceeds of the related Treasury securities, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase our common stock under the related purchase contracts.

The common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units, if in certificated form, and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common stock to any person other than the holder.

Prior to the settlement of a purchase contract, the shares of our common stock underlying each purchase contract will not be outstanding, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights of a holder of our common stock by virtue of holding such purchase contract.

By purchasing a Corporate Unit or a Treasury Unit, a holder will be deemed to have, among other things:

•	irrevocably appointed the purchase contract agent as its attorney-in-fact to enter into and perform the purchase contract and the related purchase contract and pledge agreement in the name of and on behalf of such holder;

•	agreed to be bound by the terms and provisions of the Corporate Units and Treasury Units and perform its obligations under the related purchase contract and the purchase contract and pledge agreement.

In addition, each beneficial owner of an Equity Unit, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat itself as the owner of the related senior note, applicable ownership interests in the Treasury portfolio or Treasury security, as the case may be, and to treat the senior notes as indebtedness for United States federal, state and local income and franchise tax purposes.

Remarketing

Pursuant to the remarketing agreement among Banc of America Securities LLC, as the remarketing agent, us and the purchase contract agent (as attorney-in-fact of the holders), unless a special event redemption or a termination event has occurred, remarketing of the senior notes underlying the Corporate Units will be attempted on May 9, 2008 (the fifth business day immediately preceding the purchase contract settlement date) and, if the remarketing on such date fails, on May 12, 2008 (the fourth business day immediately preceding the purchase contract settlement date) and, if the remarketing on such date fails, on May 13, 2008 (the third business day immediately preceding the purchase contract settlement date). The remarketing agent will use its reasonable efforts to obtain a price for the senior notes to be remarketed that results in proceeds of at least 100% of the aggregate principal amount of such senior notes. To obtain that price, the remarketing agent will reset the interest rate on the senior notes, as described under “Description of the Senior Notes – Interest Rate Reset and Extended Maturity Date.” Settlement of a successful remarketing, and the effective date of the reset rate, will occur on the purchase contract settlement date.

Corporate Unit holders have the option to notify the purchase contract agent on or prior to the seventh business day immediately preceding the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash and provide such cash on or prior to the sixth business day immediately preceding the purchase contract settlement date. The senior notes of any holder who has failed to give this notice and deliver such cash will be remarketed on May 9, 2008 (the fifth business day immediately preceding the purchase contract settlement date), and, if necessary, on May 12, 2008 (the fourth business day immediately preceding the purchase contract settlement date), and, if necessary, on May 13, 2008 (the third business day immediately preceding the purchase contract settlement date). In addition, holders of senior notes that do not underlie Corporate Units may elect to participate in the remarketing as described under “Description of the Senior Notes – Optional Remarketing of Senior Notes that are not Included in Corporate Units.”

Upon a successful remarketing, the portion of the proceeds equal to the aggregate principal amount of the senior notes will automatically be applied to satisfy in full the Corporate Unit holders’

obligations to purchase common stock under the related purchase contracts. If any proceeds remain after this application, the remarketing agent will remit such remaining proceeds to the purchase contract agent for the benefit of the holders. We will separately pay a fee to the remarketing agent, which we expect to be 25 basis points or as determined later by negotiation with the remarketing agent. Holders whose senior notes are remarketed will not be responsible for the payment of any remarketing fee in connection with the remarketing.

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units as a result of a special event redemption, if (1) despite using its reasonable efforts, the remarketing agent cannot remarket the related senior notes prior to or on May 13, 2008 (the third business day immediately preceding the purchase contract settlement date), other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the senior notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed final remarketing, holders of all senior notes will have the right to put their senior notes to us for an amount equal to the principal amount of their senior notes, plus accrued and unpaid interest, on the purchase contract settlement date. A holder of Corporate Units will be deemed to have automatically exercised this put right with respect to the senior notes underlying such Corporate Units unless, prior to 5:00 p.m., New York City time, on the second business day immediately prior to the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent $50 in cash per Corporate Unit. Such settlement with separate cash may only be effected in integral multiples of 20 Corporate Units. If a holder of Corporate Units so elects to settle with separate cash, upon receipt of the required cash payment, the related senior notes underlying the Corporate Units will be released from the pledge under the purchase contract and pledge agreement and delivered promptly to the purchase contract agent for delivery to the holder. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date. The cash received by the collateral agent upon this settlement with separate cash will be invested promptly in permitted investments, as defined in the purchase contract and pledge agreement, and paid to us on the purchase contract settlement date. Any funds received by the collateral agent in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with separate cash. Unless a holder of Corporate Units has settled the related purchase contracts with separate cash on or prior to the purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the senior notes against such holder’s obligations to purchase our common stock under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common stock pursuant to the related purchase contracts. Any amount of the put price remaining following satisfaction of the related purchase contracts will be paid to the Corporate Unit holder through the purchase contract agent.

If there has not been a successful remarketing on or prior to May 13, 2008 (the third business day immediately preceding the purchase contract settlement date), we will cause a notice of the failure of remarketing of the senior notes to be published before 9:00 a.m., New York City time, on May 14, 2008 (the second business day immediately preceding the purchase contract settlement date). The notice to be published under this section will be validly published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, we will request, not later than 20 business days prior to the first remarketing date, that the depositary notify its participants holding senior notes, Corporate Units and Treasury Units of the remarketing, including the procedures that must be followed by a senior note holder in the case of a failed remarketing on the final remarketing date if a senior note holder wishes to exercise its right to put its senior notes to us as described in this prospectus supplement. We will use commercially reasonable efforts to ensure that a registration statement with regard to the full amount of the senior notes to be remarketed will be effective in a form that may be used by the remarketing agent in connection with the remarketing process (unless such registration statement is not required under the applicable laws and regulations that are in effect at that time).

Early Settlement

Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts at any time prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date, in the case of Corporate Units, unless a special event redemption has occurred, or the second business day immediately preceding the purchase contract settlement date, in the case of Treasury Units or Corporate Units after the occurrence of a special event redemption. Such early settlement may only be made in integral multiples of 20 purchase contracts. If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may settle early only in integral multiples of 5,000 Corporate Units prior to 5:00 p.m., New York City time, on the second business day immediately preceding the purchase contract settlement date. In order to settle purchase contracts early, a holder of Equity Units must deliver to the purchase contract agent (1) a completed “Election to Settle Early” form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form and (2) a cash payment in immediately available funds in an amount equal to:

•	$50 times the number of purchase contracts being settled; plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contracts being settled.

So long as you hold Equity Units as a beneficial interest in a global security certificate deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act of 1933 in effect and an available prospectus covering the shares of common stock and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have a registration statement in effect covering those shares of common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development that has not yet been publicly disclosed, we will not be required to provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development, provided that we will use our commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so).

Upon early settlement, we will sell, and the holder will be entitled to buy, the minimum settlement rate of 1.5315 shares of our common stock for each purchase contract being settled (regardless of the market price of one share of our common stock on the date of early settlement), subject to adjustment under the circumstances described under “ – Anti-Dilution Adjustments” below. We will cause (1) the shares of our common stock to be issued and (2) the related senior notes, applicable ownership interests in the Treasury portfolio or Treasury securities, as the case may be, underlying the Equity Units and securing such purchase contracts to be released from the pledge under the purchase contract and pledge agreement, and delivered within three business days following the early settlement date, in each case to the purchase contract agent for delivery to the holder. Upon early settlement, the holder’s right to receive future contract adjustment payments will terminate, and no adjustment will be made to or for the holder on account of any amounts accrued in respect of contract adjustment payments since the most recent quarterly payment date.

If the purchase contract agent receives a completed “Election to Settle Early” form, along with the Corporate Unit or Treasury Unit certificate, if they are in certificated form, and payment of $50 for each purchase contract being settled prior to 5:00 p.m., New York City time, on any business day and all conditions to early settlement have been satisfied, then that day will be considered the early settlement date. If the purchase contract agent receives the foregoing on or after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date.

Early Settlement Upon Cash Merger

Prior to the purchase contract settlement date, if we are involved in a consolidation with or merger into any other person or any merger of another person into us (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our common stock), in each case in which 30% or more of the total consideration paid to our shareholders consists of cash or cash equivalents, which we refer to as a cash merger, a holder of Equity Units may settle the related purchase contracts early with cash, in integral multiples of 20 purchase contracts, at the applicable settlement rate in effect immediately prior to the closing of the cash merger. We refer to this right as the “cash merger early settlement right.” If the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, holders of Corporate Units may exercise the cash merger early settlement right only in integral multiples of 5,000 Corporate Units. The cash merger early settlement right is subject to the condition that at such time, if so required under the U.S. federal securities laws, there is in effect a registration statement and an available prospectus covering the common stock and other securities to be delivered pursuant to the purchase contracts being settled. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the common stock and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

We will provide each holder of Equity Units with a notice of the completion of a cash merger within five business days thereof. The notice will specify a date, which shall be at least ten days after the date of the notice but no later than the earlier of 20 days after the date of such notice and five business days prior to the purchase contract settlement date, on which cash merger early settlement will occur. The notice will set forth, among other things, the applicable settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the cash merger early settlement right, a holder must deliver to the purchase contract agent, at least three business days before the cash merger early settlement date, the certificate evidencing your Corporate Units or Treasury Units, if in certificated form, and payment of the applicable purchase price in immediately available funds.

If a holder exercises the cash merger early settlement right, we will deliver to such holder on the cash merger early settlement date the kind and amount of securities, cash or other property that such holder would have been entitled to receive if it had settled the purchase contract immediately before the cash merger at the settlement rate in effect at such time, together with accrued and unpaid contract adjustment payments to the cash merger early settlement date. Such holder will also receive the aggregate principal amount of senior notes underlying its beneficial ownership interests in senior notes, the applicable ownership interests in the Treasury portfolio or the Treasury securities underlying its Corporate Units or Treasury Units, as the case may be. If a holder does not elect to exercise the cash merger early settlement right, its Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date.

Notice to Settle with Cash

Unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, a holder of Corporate Units may settle the related purchase contract with separate cash by delivering the Corporate Unit certificate, if in certificated form, at the offices of the purchase contract agent with the completed “Notice to Settle with Cash” form prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date. Holders of Corporate Units may only cash settle purchase contracts in integral multiples of 20 purchase contracts.

The holder must also deliver to the collateral agent a cash payment in immediately available funds. Such payment must be delivered prior to 5:00 p.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date.

Upon receipt of the required cash payment, the related senior note will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Corporate Units. The holder of the Corporate Units will then receive the applicable number of shares of our common stock on the purchase contract settlement date.

If a holder of Corporate Units that has given notice of its intention to settle with cash fails to deliver the cash by the applicable time and date specified above, the senior notes underlying such holder’s Corporate Units will automatically be remarketed, or if there is a failed final remarketing such senior notes will be put to us (unless a holder elects to settle with separate cash), as described under “–Remarketing” above.

Any cash received by the collateral agent upon cash settlement will be invested promptly in permitted investments, as defined in the purchase contract and pledge agreement, and paid to us on the purchase contract settlement date. Any funds received by the collateral agent in respect of the investment earnings from such investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

Contract Adjustment Payments

Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at a rate per year of 1.95% of the stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from the date of issuance of the Corporate Units to (but excluding) the earliest of the purchase contract settlement date, the early settlement date (in the case of a cash merger early settlement) and the most recent quarterly payment date on or before any early settlement of the related purchase contracts (in the case of early settlement other than upon a cash merger), and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16¸ 2005. We do not have the right to defer payment of these contract adjustment payments.

Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which will be on the first day of the month in which the relevant payment date falls. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Corporate Units and Treasury Units.

If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day that is a business day, and no interest or payment will be paid in respect of the delay.

Our obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to our obligations under any of our senior indebtedness.

Anti-Dilution Adjustments

Each fixed settlement rate will be adjusted, without duplication, if certain events occur:

(1)	We pay dividends (or make other distributions) on our common stock in our common stock.

(2)	We issue to all holders of our common stock rights, warrants or options, other than pursuant to any dividend reinvestment or share purchase plans (that are not available on an equivalent basis to holders of the Equity Units upon settlement of the purchase contracts underlying the Equity Units), entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the “current market price,” as defined below, of our common stock.

(3)	We subdivide, split or combine our common stock.

(4)	We distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clauses (1) or (2) above and any dividend or distribution paid exclusively in cash), in which event each fixed settlement rate will be divided by a fraction,

•	the numerator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of the distribution applicable to one share of common stock.

•	the denominator of which will be the current market price of our common stock and in the event that we make a distribution to all holders of our common stock consisting of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, each fixed settlement rate will be adjusted based on the market value of the securities being distributed relative to the market value of our common stock, in each case based on the average of the closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the “ex-date” for such distribution.

(5)	We or any of our subsidiaries, by dividend or otherwise, make distributions consisting exclusively of cash to all holders of our common stock, excluding any cash dividend or distribution on our common stock to the extent that the aggregate cash dividend or distribution per share of common stock in any quarter does not exceed $0.185, the “dividend threshold amount”, then, in such case, each settlement rate in effect at the close of business on the record date for such dividend or distribution will be adjusted by dividing such rate by a fraction,

•	the numerator of which will be the current market price of our common stock on such date minus the amount of cash so distributed applicable to one share of common stock in excess of the dividend threshold amount; and

•	the denominator of which will be the current market price of our common stock on such date; provided that the dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the settlement rate is adjusted; provided that no adjustment will be made to the dividend threshold amount for any adjustment made pursuant to this clause (5).

(6)	In case a tender or exchange offer made by us or any of our subsidiaries for all or any portion of our common stock expires and such tender or exchange offer requires the payment to stockholders of consideration per share of common stock having a fair market value, as determined by our board of directors, that as of the expiration time of such tender or exchange offer exceeds the closing price of our common stock on the trading day next succeeding the expiration date, each settlement rate will be increased so that such rate will equal the rate determined by dividing such settlement rate by a fraction,

•	the numerator of which will be the product of (x) the current market price of our common stock at that expiration time and (y) the number of shares of our common stock outstanding (including any shares accepted under the terms of the tender or exchange offer, the “purchased shares”) on that expiration date minus the fair market value, as determined by our board of directors, of the aggregate consideration payable to stockholders for all purchased shares; and

•	the denominator of which will be the product of (x) the number of shares of our common stock outstanding on that expiration date minus any purchased shares and (y) the current market price of our common stock at the expiration time.

The term “current market price” per share of our common stock on any day means the average of the daily closing prices for the five consecutive trading days ending the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, will mean the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

We currently do not have a rights plan with respect to our common stock. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to the settlement of a purchase contract, the rights have separated from the common stock, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above.

In the event of certain consolidations, mergers, sales or transfers of assets, share exchanges or other reorganization events, pursuant to which our common stock is converted into the right to receive other securities, cash or property, each holder of Corporate Units or Treasury Units will receive on the purchase contract settlement date or any cash merger early settlement date, in lieu of shares of common stock, the kind and amount of securities, cash or property receivable upon any such transaction by the holder of one share of common stock, multiplied by the applicable settlement rate. If the kind or amount of other securities, cash or property receivable by holders of our common shares upon such reorganization event is not the same for each share of common stock held immediately prior to the reorganization event (for example, due to stockholders being offered the ability to elect to receive cash or securities), then the kind and amount of other securities, cash or property receivable upon such reorganization event by each holder of Corporate Units or Treasury Units shall be deemed to be proportional to the kind and amount so receivable by the holders of our common stock, taken as a whole, pursuant to the reorganization event.

In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment of each fixed settlement rate or an increase in each fixed settlement rate in our discretion, holders of Corporate Units and Treasury Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of Corporate Units and Treasury Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Consequences – U.S. Holders – Purchase Contracts – Adjustment to Settlement Rate” and “– Non U.S. Holders – United States Federal Withholding Tax.”

In addition, we may make such increases in each fixed settlement rate as we deem advisable. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate. No adjustment in the settlement rate will be required unless such adjustment would require an increase or decrease of at least one percent; provided, however, that any such minor adjustments that are not required to be made will be carried forward and taken into account in any subsequent adjustment, and provided further that any such adjustment of less than one percent that has not been made shall be made (x) upon the end of the issuer’s fiscal year and (y) upon the purchase contract settlement date.

Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000th of a share.

Whenever the fixed settlement rates are adjusted, we must deliver to the purchase contract agent a certificate setting forth each fixed settlement rate, detailing the calculation of each fixed settlement rate and describing the facts upon which the adjustment is based. In addition, we must notify the holders of Corporate Units and Treasury Units of the adjustment within ten business days of any event requiring such adjustment and describe in reasonable detail the method by which each fixed settlement rate was adjusted.

Each adjustment to the fixed settlement rates will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

If an adjustment is made to the fixed settlement rates, an adjustment also will be made to the applicable market value solely to determine which of the clauses of the definition of settlement rate will be applicable on the purchase contract settlement date or any cash merger early settlement date.

Termination

The purchase contract and pledge agreement provides that the purchase contracts and the obligations and rights of us and of the holders of Corporate Units and Treasury Units thereunder (including the holders’ obligation and right to purchase and receive shares of our common stock and the right to receive accrued contract adjustment payments) will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us.

Upon any such termination, the collateral agent will release the related interests in the senior notes, applicable ownership interests in the Treasury portfolio, or Treasury securities, as the case may be, from the pledge arrangement and transfer such interests in the senior notes, applicable ownership interests in the Treasury portfolio, or Treasury securities to the purchase contract agent for distribution to the holders of Corporate Units and Treasury Units. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any Treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon any termination, however, such release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, such delay may occur as a result of the automatic stay under Section 362 of the U.S. Bankruptcy Code or other relief sought by the collateral agent, the purchase contract agent or other party asserting an interest in the pledged securities or contending that such termination is not effective and may continue until such automatic stay has been lifted or efforts to obtain such other relief has been resolved against such party. We expect any such delay to be limited. Moreover, claims arising out of the senior notes will be subject to the equitable jurisdiction and powers of the bankruptcy court. For example, although we do not believe such an argument would prevail, following the termination of the purchase contracts, a party in interest in the bankruptcy proceeding might argue that the holders of senior notes should be treated as equity holders, rather than creditors, in the bankruptcy proceeding.

If the holder’s purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization, such holder will have no right to receive any accrued but unpaid contract adjustment payments.

Pledged Securities and Pledge

The undivided beneficial ownership interests in the senior notes, or, following a special event redemption, the applicable ownership interests in the Treasury portfolio, that are a component of the Corporate Units or, if substituted, the beneficial ownership interest in the Treasury securities that are a component of the Treasury Units, collectively, the “pledged securities,” will be pledged to the collateral agent for our benefit pursuant to the purchase contract and pledge agreement to secure your obligation to purchase shares of our common stock under the related purchase contracts. The rights of the holders of the Corporate Units and Treasury Units with respect to such pledged securities will be subject to our security interest therein. No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to such Corporate Units or Treasury Units from the pledge arrangement except:

•	in the case of Corporate Units, to substitute a Treasury security for the related senior note or the applicable ownership interests in the Treasury portfolio, as the case may be, as provided for under “Description of the Equity Units – Creating Treasury Units by Substituting a Treasury Security for a Senior Note”;

•	in the case of Treasury Units, to substitute a senior note, or the applicable ownership interests in the Treasury portfolio, as the case may be, for the related Treasury security, as provided for under “Description of the Equity Units – Recreating Corporate Units”; and

•	upon early settlement, cash settlement or termination of the related purchase contracts.

Subject to our security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related senior notes (including distribution, voting, redemption, repayment and liquidation rights). Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the senior notes as a component of the Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interests in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

Except as described in “Certain Provisions of the Purchase Contracts and the Purchase Contract and Pledge Agreement – General,” upon receipt of distributions on the pledged securities, the collateral agent will distribute such payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from us, to the holders in whose names the Corporate Units or Treasury Units are registered at the close of business on the record date preceding the date of such distribution.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS AND

THE PURCHASE CONTRACT AND PLEDGE AGREEMENT

General

Except as described under “– Book-Entry System” below, payments on the Corporate Units and Treasury Units will be payable, the purchase contracts will be settled and transfers of the Corporate Units and Treasury Units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units or Treasury Units do not remain in book-entry form, we have the option to make payments on the Corporate Units and Treasury Units by check mailed to the address of the person entitled thereto as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

Shares of our common stock will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see “Description of the Purchase Contracts – Termination”) at the office of the purchase contract agent upon presentation and surrender of the applicable Corporate Unit or Treasury Unit certificate, if in certificated form.

If Corporate Units or Treasury Units are in certificated form and the holder fails to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the shares of common stock issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the certificate evidencing the holder’s Corporate Units or Treasury Units, if in certificated form, to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented, if in certificated form, or the holder provides the evidence and indemnity described above.

No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection therewith.

The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

Modification

The purchase contract and pledge agreement will contain provisions permitting us and the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to our obligations;

•	to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; and

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the purchase contract and pledge agreement that do not adversely affect the interests of any holders of Equity Units, provided that any amendment made solely to conform the provisions of the purchase contract and pledge agreement to the description of the equity units and the purchase contracts contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders.

The purchase contract and pledge agreement will contain provisions preventing us and the purchase contract agent and the collateral agent, subject to certain limited exceptions, from modifying the terms of the purchase contracts, the purchase contract and pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts. However, no modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

•	change any payment date;

•	change the place or currency of payment or reduce any contract adjustment payments;

•	impair the right to institute suit for the enforcement of a purchase contract or any contract adjustment payment;

•	except as required pursuant to any anti-dilution adjustment, reduce the number of shares of our common stock purchasable under a purchase contract, increase the purchase price of the shares of our common stock on settlement of any purchase contract, change the purchase contract settlement date or the right to early settlement or cash merger early settlement or otherwise adversely affect the holder’s rights under a purchase contract in any material respect;

•	change the amount or type of collateral required to be pledged to secure a holder’s obligations under the purchase contract, impair the right of the holder of any purchase contract to receive distributions on such collateral, or otherwise adversely affect the holder’s rights in or to such collateral; or

•	reduce the above-stated percentage of outstanding purchase contracts whose holders’ consent is required for the modification or amendment of the provisions of the purchase contracts and the purchase contract and pledge agreement;

provided that if any amendment or proposal would adversely affect only the Corporate Units or only the Treasury Units, then only the affected voting group of holders will be entitled to vote on such amendment or proposal, and such amendment or proposal will not be effective except with the consent of the holders of not less than a majority of such voting group or, if referred to in the first through sixth bullets above, all of the holders of such voting group.

No Consent to Assumption; Agreements by Purchasers

Each holder of a Corporate Unit or a Treasury Unit will be deemed under the terms of the purchase contract and pledge agreement, by the purchase of such Corporate Unit or Treasury Unit, to have expressly withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us, our receiver, liquidator or trustee in the event that we become the subject of a case under the U.S. Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

In addition, each holder of a Corporate Unit or a Treasury Unit or a beneficial interest therein, by acceptance thereof, shall be deemed to have relied solely on our creditworthiness based on the assets owned by us, and agreed that the payment of contract adjustment payments on such Corporate Unit or Treasury Unit shall be made solely from our assets and not from any assets of PNM or any other utility subsidiary. Notwithstanding any other provision of the purchase contract and pledge agreement, each holder of a Corporate Unit or a Treasury Unit or a beneficial interest therein, by acceptance thereof, shall be deemed to have agreed not to take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of PNM or any other utility subsidiary.

Merger, Sale or Lease

We will covenant in the purchase contract and pledge agreement that we will not merge or consolidate with any other person or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets unless:

•	either we are the continuing corporation or the successor person is a corporation or limited liability company organized under the laws of the United States of America or any state thereof or the District of Columbia and this other person expressly assumes all of our obligations under the purchase contracts, the purchase contract and pledge agreement, the indenture and the remarketing agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

•	we are not, or such successor corporation is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default of payment obligations under the purchase contracts, the purchase contract and pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any other obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for us, with the same effect as if it had been named in the purchase contract and pledge agreement as us and we shall be relieved of any further obligation under the purchase contract and pledge agreement and under the Corporate Units or Treasury Units.

Title

We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment, settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

In the event that physical certificates have been issued, any mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that become destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder before a replacement certificate will be issued.

Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the earliest of any early settlement date, any cash merger early settlement date, the purchase contract settlement date or the date on which the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following any of these dates, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the shares of common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

The purchase contracts and the purchase contract and pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

JPMorgan Chase Bank, N.A. will be the purchase contract agent and trustee. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the Corporate Units, the Treasury Units or the purchase contract and pledge agreement.

JPMorgan Chase Bank, N.A. and its affiliates maintain banking relationships with us. JPMorgan Chase Bank, N.A. is an affiliate of J.P. Morgan Securities Inc., one of the lead underwriters for this offering.

The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Information Concerning the Collateral Agent

U.S. Bank National Association will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and the Treasury Units except for the obligations owed by a pledgee of property to the owner thereof under the purchase contract and pledge agreement and applicable law.

U.S. Bank National Association and its affiliates maintain banking relationships with us. U.S. Bank National Association is an affiliate of U.S. Bancorp Investments, Inc., one of the underwriters for this offering.

The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Such resignation or replacement will be effective upon the appointment of a successor.

Miscellaneous

The purchase contract and pledge agreement will provide that we will pay all fees and expenses related to (1) the retention of the collateral agent and (2) the enforcement by the purchase contract agent of the rights of the holders of the Corporate Units and Treasury Units. Holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, however, will be responsible for any fees or expenses payable in connection with such substitution, as well as for any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any such fees or expenses.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units and Treasury Units so long as the Corporate Units and Treasury Units are represented by global security certificates.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

We will issue the Corporate Units and Treasury Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Corporate Units or Treasury Units upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Corporate Units or Treasury Units. If we determine at any time that the Corporate Units or Treasury Units shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw this beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units and Treasury Units represented by these certificates for all purposes under the Corporate Units, Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Corporate Units or the Treasury Units represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units, Treasury Units or the purchase contract and pledge agreement.

All payments on the Corporate Units and Treasury Units represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury securities and common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date, or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of us or the purchase contract agent will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interest in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

DESCRIPTION OF THE SENIOR NOTES

The descriptions in this prospectus supplement contain a description of the material terms of the senior notes and the indenture but do not purport to be complete. The descriptions should be read together with the description set forth in the accompanying prospectus under the caption “Description of Debt Securities.” In addition, reference is hereby made to the indenture, the supplemental indenture and the form of senior note that are or will be filed as exhibits to the registration statement of which the accompanying prospectus forms a part or a Current Report on Form 8-K and to the Trust Indenture Act. In the event that information in this prospectus supplement is inconsistent with information in the accompanying prospectus, you should rely on this prospectus supplement.

General

We will issue the senior notes as a separate series of debt securities under an indenture dated as of March 15, 2005 between us and JPMorgan Bank, N.A. as indenture trustee, as supplemented by the first supplemental indenture dated as of March 15, 2005 between us and the indenture trustee. We refer to the indenture, as supplemented by the first supplemental indenture, as the indenture.

The senior notes initially will be issued in an aggregate principal amount of $215,000,000 (or up to $247,250,000, if the underwriters exercise in full their over-allotment option with respect to the Corporate Units).

The indenture trustee will initially be the security registrar and the paying agent for the senior notes. The senior notes will be issued in certificated form, without coupons, in denominations of $1,000 and integral multiples of $1,000; provided, however, that upon release by the collateral agent of senior notes underlying the undivided beneficial ownership interests in the senior notes pledged to secure the Corporate Units holders’ obligations under the related purchase contracts (other than any release of the senior notes in connection with the creation of Treasury Units, an early settlement, a settlement with separate cash, an early settlement upon a cash merger, or a remarketing, each as described under “Description of Purchase Contracts”) the senior notes will be issuable in denominations of $50 principal amount and integral multiples thereof. The senior notes may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global senior note will be made to the depositary or a successor depositary. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of a like aggregate principal amount in denominations of $1,000 and integral multiples of $1,000 (unless senior notes have previously been issued in denominations of $50 and integral multiples thereof, in which case senior notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50), at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

Each Corporate Unit includes a 1/20, or 5%, undivided beneficial ownership interest in a $1,000 principal amount senior note that corresponds to the stated amount of $50 per Corporate Unit.

The senior notes will not be subject to a sinking fund provision and will not be subject to defeasance. The entire principal amount of the senior notes will mature and become due and payable,

together with any accrued and unpaid interest thereon, on May 16, 2010, unless the maturity of the senior notes is extended, as described below under “– Interest Rate Reset and Extended Maturity Date.” As described below under “– Put Option Upon Failed Final Remarketing,” holders will have the right to require us to purchase their senior notes under certain circumstances. Except for a special event redemption, the senior notes will not be redeemable by us.

Ranking

The senior notes will be our direct, unsecured general obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured and unsubordinated debt.

We are a holding company and conduct substantially all of our operations through subsidiaries. However, the senior notes will be obligations exclusively of PNM Resources, Inc. and will not be guaranteed by any of our subsidiaries, including PNM. As a result, the senior notes will be structurally subordinated to all debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries and preferred stockholders of our subsidiaries will be paid from their assets before holders of the senior notes would have any claims to those assets. See “–Agreements by Purchasers.” As of December 31, 2004, our subsidiary, PNM, had 115,293 shares, stated value of $100 per share, of cumulative preferred stock outstanding and $1.048 billion aggregate principal amount of debt outstanding.

As a holding company, our cash flows and consequent ability to service our debt, including the senior notes, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the senior notes or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Specifically, as part of the order approving our formation as a holding company, the PRC placed certain restrictions on the ability of our principal subsidiary, PNM, to pay dividends to us. PNM cannot pay dividends that will cause its debt rating to go below investment grade and, in any year, as determined on a rolling four-quarter basis, in excess of net earnings for that year without prior PRC approval. In January 2003, the PRC modified this dividend restriction to allow PNM to dividend earnings as well as equity contributions made by us back to us. TNMP will be subject to the same restrictions on dividends if the proposed TNP acquisition is completed. As of December 31, 2004, the amount of retained earnings of our subsidiaries not subject to dividend restrictions was approximately $279.1 million.

The indenture under which the senior notes will be issued will not limit our ability, or the ability of our subsidiaries, to issue or incur other debt or liabilities (secured or unsecured) or issue preferred stock. In addition, the indenture will not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving us that may adversely affect the holders.

Interest

Each senior note will bear interest initially at the annual rate of 4.80% from the original issuance date to the purchase contract settlement date, initially payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2005. After the purchase contract settlement date, interest on each senior note will be payable semi-annually in arrears on May 16 and November 16 of each year, commencing November 16, 2008, at the reset interest rate or, if the interest rate has not been reset, at the annual rate of 4.80%. The interest rate on the senior notes will be reset in connection with the remarketing as described below under “– Interest Rate Reset and Extended Maturity Date.” However, if there is not a successful remarketing of the senior notes, the interest rate will not be reset and the senior notes will continue to bear interest at the initial interest rate, all as described below under “– Interest Rate Reset and Extended Maturity Date.” Interest will be payable to the persons in whose names the senior notes are registered at the close of business (whether or not a business day) on the first day of the month in which the interest payment date falls.

The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. If an interest payment date falls on a date that is not a business day, then interest will be paid on the next day that is a business day and no interest on such payment will accrue for the period from and after such interest payment date.

Remarketing

The senior notes will be remarketed as described under “Description of the Purchase Contracts – Remarketing.”

Optional Remarketing of Senior Notes that are not Included in Corporate Units

On or before the seventh business day immediately preceding the purchase contract settlement date, holders of senior notes that do not underlie Corporate Units may elect to have their senior notes remarketed in the same manner as senior notes that underlie Corporate Units by delivering their senior notes along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged securities will be held. Holders of senior notes electing to have their senior notes remarketed will also have the right to withdraw the election on or before the seventh business day immediately preceding the purchase contract settlement date.

Interest Rate Reset and Extended Maturity Date

The interest rate on the senior notes will be reset on the date of a successful remarketing and the reset rate will become effective on the purchase contract settlement date. If this occurs, the reset rate will be the rate determined by the remarketing agent as the annual interest rate the senior notes should bear in order for the senior notes to be remarketed to have an aggregate market value on the reset date of at least 100% of the aggregate principal amount of such senior notes. The reset rate may be higher or lower than the initial interest rate of the senior notes depending on the results of the remarketing and market conditions at that time. However, in no event will the reset rate exceed the maximum rate permitted by applicable law.

If the senior notes are not successfully remarketed, the interest rate will not be reset and the senior notes will continue to bear interest at the initial annual interest rate of 4.80%.

The remarketing agent is not obligated to purchase any senior notes that would otherwise remain unsold in the remarketing. None of us, the remarketing agent or any agent of us or the remarketing agent will be obligated in any case to provide funds to make payment upon tender of senior notes for remarketing.

In connection with a successful remarketing, we may extend the maturity date of the senior notes (including senior notes that do not underlie Corporate Units and elect not to participate in any remarketing) to any date not later than May 16, 2038. Such extended maturity date, if any, will be effective on the date on which the reset rate is effective.

Put Option Upon Failed Final Remarketing

If the senior notes have not been successfully remarketed on or prior to the third business day immediately preceding the purchase contract settlement date, holders of senior notes will have the right to require us to purchase their senior notes on the purchase contract settlement date, upon at least two business days’ prior notice, at a price equal to the principal amount of such senior notes, plus accrued and unpaid interest. Holders of senior notes that underlie Corporate Units will be deemed to have exercised such put right as described under “Description of the Purchase Contracts – Remarketing,” unless they settle the related purchase contracts with separate cash.

Optional Redemption – Special Event

If a special event, as defined below, occurs and is continuing prior to the earlier of (1) the date of a successful remarketing or (2) the purchase contract settlement date, we may redeem, at our option on any interest payment date, on not less than 30 days nor more than 60 days prior written notice, the senior notes in whole, but not in part, at a price equal to, for each senior note, the redemption amount, as defined below, plus accrued and unpaid interest thereon, which we refer collectively to as the redemption price, to the date of redemption, which we refer to as the “special event redemption date.” The redemption price payable in respect of all senior notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the Treasury portfolio on behalf of the holders of the Corporate Units. Thereafter, the applicable ownership interests in the Treasury portfolio will be substituted for the senior notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders’ obligations to purchase shares of our common stock under the related purchase contracts. Holders of senior notes that are not part of Corporate Units will directly receive proceeds from the redemption of the senior notes.

“Special event” means either a tax event or an accounting event, each as defined below.

“Accounting event” means the receipt by the audit committee of our board of directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50 – Reports on the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the senior notes, we must either (a) account for the purchase contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contracts with changes appearing in our income statement) or (b)

account for the Equity Units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the senior notes.

“Tax event” means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the senior notes, there is more than an insubstantial increase in the risk that interest payable by us on the senior notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

“Redemption amount” means, for each senior note, the product of the principal amount of such senior note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below; provided that in no event shall the redemption amount for any senior note be less than the principal amount of such senior note.

“Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent, as defined below, between 9:00 a.m. and 11:00 a.m., New York City time on the third business day immediately preceding the special event redemption date for the purchase of the Treasury portfolio described below for settlement on the special event redemption date.

“Applicable principal amount” means the aggregate principal amount of the senior notes that are part of the Corporate Units on the special event redemption date.

“Treasury portfolio” means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to May 15, 2008 (the day immediately prior to the purchase contract settlement date) in an aggregate amount at maturity equal to the applicable principal amount and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, to and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the senior notes on such date.

“Quotation agent” means any primary U.S. government securities dealer selected by us.

Agreements by Purchasers

Each senior note will provide that, by acceptance of the senior note or a beneficial interest therein, the holder thereof intends that the senior note constitutes indebtedness and agrees to treat it as indebtedness for United States federal, state and local income and franchise tax purposes.

In addition, each holder of a senior note or a beneficial interest therein, by acceptance thereof, shall be deemed to have relied solely on our creditworthiness based on the assets owned by us, and agreed that the payment of the principal of and interest on such senior note shall be made solely from our assets and not from any assets of PNM or any other utility subsidiary. Notwithstanding any other provision of the indenture governing the senior notes, each holder of a senior note or a beneficial interest therein, by acceptance thereof, shall be deemed to have agreed not to take any steps for the purpose of procuring the appointment of an administrative receiver or the making of an administrative order for instituting any bankruptcy, reorganization, insolvency, wind up or liquidation or any like proceeding under applicable law in respect of PNM or any other utility subsidiary.

Book-Entry System

Senior notes that are released from the pledge following substitution of collateral or cash settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the senior notes so long as the senior notes are represented by a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

We will issue the senior notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition beneficial interests in a global security certificate may be exchanged for definitive certificated senior notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such senior notes. If we determine at any time that the senior notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw such representation by global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global senior note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units and the senior notes, Treasury securities or the applicable ownership interests in the Treasury portfolio and purchase contracts that are or may be the components of Equity Units, and the common stock acquired under a purchase contract (the “Securities”). This summary deals only with Securities that are held as capital assets by holders that purchase Corporate Units in this offering at their original offering price. It is anticipated, and this discussion assumes, that the Equity Units will be issued at par and, therefore, will not be treated as bearing original issue discount for U.S. federal income tax purposes. This summary does not describe all the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, such as:

•	dealers and certain traders in securities or currencies,

•	banks, regulated investment companies, real estate investment trusts, and financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	retirement and other tax-deferred accounts,

•	persons holding Securities as part of a “straddle,” “hedge,” “conversion” or similar transaction, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

In addition, this summary does not address alternative minimum taxes or state, local or foreign taxes.

If you purchase Equity Units at a price other than the original offering price, special rules may apply to you. You should consult your tax advisor regarding this possibility.

This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, changes to any of which after the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect.

Please consult your own tax advisor concerning the tax consequences of purchasing, owning and disposing of Securities in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the material U.S. federal income tax consequences to a U.S. holder. You are a “U.S. holder” if you are a beneficial owner of Securities and you are:

•	an individual who is a citizen or resident of the United States,

•	a U.S. domestic corporation (or other entity treated as a corporation for U.S. federal income tax purposes),

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Securities, you should consult your tax advisor.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders,” below.

Equity Units

Allocation of Purchase Price

Your acquisition of an Equity Unit will be treated, and by purchasing Equity Units you will be deemed to have agreed to have such purchase treated, as an acquisition of a unit consisting of the undivided beneficial interest in the senior note and the purchase contract that constitute such Equity Unit. The purchase price of each Equity Unit will be allocated between the two components in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial federal income tax basis in the senior note and the purchase contract. We will report, and you will be deemed to have agreed to report, the fair market value of each undivided beneficial interest in a senior note as $50 and the fair market value of each purchase contract as $0. This allocation will be binding on you, but not the IRS. The remainder of this summary assumes that this allocation of the purchase price will be respected for U.S. federal income tax purposes.

Ownership of Undivided Beneficial Interests in Senior Notes or Treasury Securities

You will be treated as owning the undivided beneficial interest in senior notes or Treasury securities constituting a part of an Equity Unit for federal income tax purposes. We and, by acquiring Equity Units, you will be deemed to have agreed to treat the undivided beneficial interest in senior notes or Treasury securities constituting a part of the Equity Units as owned by you for all tax purposes, and the remainder of this summary assumes such treatment. The federal income tax consequences of owning the undivided beneficial interest in senior notes are discussed below under “ – U.S. Holders – Senior Notes.”

Sales, Exchanges or Other Taxable Dispositions of Equity Units

Upon a sale, exchange or other taxable disposition of Equity Units, you will be treated as having sold, exchanged or disposed of the purchase contracts and the undivided beneficial interest in senior notes or Treasury securities or the applicable ownership interests in the Treasury portfolio that constitute such Equity Units. The proceeds realized in such disposition will be allocated between the purchase contracts and the undivided beneficial interest in senior notes or Treasury securities or the applicable ownership interests in the Treasury portfolio that constitute such Equity Units in proportion to their respective fair market values at the time of disposition. You will generally recognize gain or loss equal to the difference between the portion of the proceeds allocable to the purchase contracts and the undivided beneficial interest in senior notes or Treasury securities or the applicable ownership interests in the Treasury portfolio, as the case may be, and your respective adjusted federal income tax basis in the purchase contracts and the undivided beneficial interest in senior notes or Treasury securities or the applicable ownership interests in the Treasury portfolio, as the case may be. Gain or loss from the sale of Equity Units will generally be capital gain or loss (less any portion allocable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes), and such gain or loss will generally be long-term capital gain or loss if you held such Units for more than one year at the time of such disposition. In general, the maximum rate of U.S. federal income tax for non-corporate taxpayers is currently 15% for long-term capital gain and 35% for short-term capital gain. For corporate taxpayers, both long-term and short-term capital gains are subject to a maximum U.S. federal income tax rate of 35%. The deductibility of capital losses is subject to limitations. However, to the extent you are treated as receiving an amount with respect to accrued acquisition discount, as described below under “ – U.S. Holders – Special Event Redemption of Senior Notes – Interest Income and Original Issue Discount,” with respect to the applicable ownership interests in the Treasury portfolio or the undivided ownership interest in Treasury securities, such amount will be treated as ordinary income to the extent not previously included in income. Additionally, to the extent you are treated as receiving an amount with respect to an accrued contract adjustment payment, you should treat this amount consistently with the treatment of contract adjustment payments as described below under “ – U.S. Holders – Purchase Contracts – Contract Adjustment Payments.”

If you dispose of an Equity Unit when the purchase contract has negative value, you should be considered to have received additional consideration for the undivided beneficial interest in the senior note or Treasury security or the applicable ownership interests in the Treasury portfolio, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from your obligation under the purchase contract.

In determining gain or loss, contract adjustment payments that have been received but have not previously been included in your income should either reduce your adjusted federal income tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in income but not paid should increase your adjusted federal income tax basis in the purchase contract. See “ – U.S. Holders – Purchase Contracts – Contract Adjustment Payments,” below.

Senior Notes

Interest

Interest on senior notes will be taxable as ordinary interest income at the time it is received or accrued, depending upon the method of accounting applicable to you.

Sales, Exchanges or Other Taxable Dispositions of Senior Notes

Unless a non-recognition provision of the Code applies, you will recognize gain or loss on a disposition of a senior note (including upon the remarketing thereof) in an amount equal to the difference between the amount realized on the disposition of such senior note (less any portion allocable to accrued but unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted federal income tax basis in such senior note. See “ – U.S.

Holders – Equity Units – Sales, Exchanges or Other Taxable Dispositions of Equity Units,” above, for a discussion regarding the character and tax rate applicable to any gain or loss.

Purchase Contracts

Contract Adjustment Payments

There is no direct authority under current law that addresses the treatment of contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments may constitute taxable income to you when received or accrued, in accordance with your regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments, we intend to report such payments as ordinary taxable income, and the following discussion assumes that the contract adjustment payments constitute ordinary income to you on a current basis. You should consult your tax advisor concerning the treatment of contract adjustment payments, including the possibility that any contract adjustment payment may be treated as a purchase price adjustment, rebate, payment analogous to an option premium or loan, rather than being includible in income entirely on a current basis. The treatment of contract adjustment payments could affect your adjusted federal income tax basis in a purchase contract or common stock received under a purchase contract or the amount realized by you upon the sale or disposition of an Equity Unit or the termination of a purchase contract. See “ – U.S. Holders – Equity Units – Sales, Exchanges or Other Taxable Dispositions of Equity Units,” “ – U.S. Holders – Purchase Contracts – Acquisition of Common Stock Under a Purchase Contract” and “ – U.S. Holders – Purchase Contracts – Termination of Purchase Contract.”

Acquisition of Common Stock Under a Purchase Contract

You will generally not recognize gain or loss on the purchase of common stock under a purchase contract, including upon an early settlement, except with respect to any cash paid in lieu of a fractional share of common stock. Your aggregate initial federal income tax basis in the common stock received under a purchase contract should generally equal the purchase price paid for such common stock plus the amount, if any, of any contract adjustment payments included in your income but not paid, less the portion of such purchase price and any such unpaid contract adjustment payments allocable to a fractional share not received. However, payments of contract adjustment payments that you have received in cash but have not included in income should reduce your adjusted federal income tax basis in the common stock to be received. See “ – U.S. Holders – Purchase Contracts – Contract Adjustment Payments,” above. The holding period for common stock received under a purchase contract will commence on the date following the acquisition of such common stock.

Ownership of Common Stock Acquired Under the Purchase Contract

Any distribution with respect to common stock that we pay out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will constitute a dividend and will be includible in income by you when received. Any such dividends will be eligible for the dividends received deduction if you are an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends received deduction. In general, dividends paid to a non-corporate U.S. holder in taxable years beginning before January 1, 2009 are taxable at a maximum U.S. federal income tax rate of 15% provided that such holder holds the shares for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date and meets other requirements.

Upon a disposition of common stock, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted federal income tax basis in the common stock. See “ – U.S. Holders – Equity Units – Sales, Exchanges or Other Taxable Dispositions of Equity Units,” above, for a discussion regarding the character and tax rate applicable to any gain or loss.

Termination of Purchase Contract

If a purchase contract terminates, you will recognize a loss equal to the amount, if any, of contract adjustment payments included in your income but not paid at the time of such termination. Any contract adjustment payments you receive that you have not previously included in income should increase the amount realized on the termination of the purchase contract. In addition, in the event that the purchase contract agent sells your portion of a Treasury security because you would have been entitled to receive less than $1,000 principal amount at maturity, you will generally recognize gain or loss equal to the difference between the amount of cash you receive for your portion of such Treasury security and your adjusted federal income tax basis in your portion of such Treasury security. See “ – U.S. Holders – Equity Units – Sales, Exchanges or Other Taxable Dispositions of Equity Units,” above, for a discussion regarding the character and tax rate applicable to any gain or loss. You will not recognize gain or loss on the receipt of senior notes or Treasury securities or the applicable ownership interests in the Treasury portfolio upon termination of the purchase contract and you will have the same adjusted federal income tax basis and holding period in such senior notes or Treasury securities or the applicable ownership interests in the Treasury portfolio as before such termination.

Adjustment to Settlement Rate

As a holder of Equity Units, you might be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate will not be considered made pursuant to such a formula if the adjustment is made to compensate you for certain taxable distributions with respect to the common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend, return of capital or capital gain to you in accordance with the earnings and profits rules under the Code even though you would not receive any cash related thereto. In addition, in certain situations, you might be treated as receiving a constructive distribution if we fail to adjust the settlement rate.

Substitution of Treasury Securities to Create Treasury Units

If you hold Corporate Units and deliver Treasury securities to the collateral agent in substitution for senior notes or applicable ownership interests in the Treasury portfolio, you generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the senior notes or applicable ownership interests in the Treasury portfolio. You will continue to take into account items of income or deduction otherwise includible or deductible by you with respect to such Treasury securities and senior notes or applicable ownership interests in the Treasury portfolio, and your adjusted federal income tax bases in, and your holding period for, the Treasury securities and the senior notes or applicable ownership interests in the Treasury portfolio and the purchase contract will not be affected by such delivery and release. You should consult your tax advisor concerning the tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

Substitution of Senior Notes to Recreate Corporate Units

If you hold Treasury Units and deliver senior notes or applicable ownership interests in the Treasury portfolio to the collateral agent in substitution for Treasury securities, you will generally not recognize gain or loss upon the delivery of such senior notes or applicable ownership interests in the Treasury portfolio or the release of the Treasury securities to you. You will continue to take into account items of income or deduction otherwise includible or deductible by you with respect to such Treasury securities and senior notes or applicable ownership interests in the Treasury portfolio, and your adjusted federal income tax bases in, and your holding period for, the Treasury securities, the senior notes or applicable ownership interests in the Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Special Event Redemption of Senior Notes

Disposition of Senior Notes

A disposition of the senior notes upon a special event redemption will be a taxable event for holders of senior notes, which will have the U.S. federal income tax consequences described under “ – U.S. Holders – Senior Notes – Sales, Exchanges or Other Taxable Dispositions of Senior Notes.”

Ownership of Treasury Portfolio

As a holder of a Corporate Unit, you will be treated as the owner, for U.S. federal income tax purposes, of your applicable ownership interest in the Treasury portfolio constituting a part of the Corporate Units beneficially owned by you in the event of a special event redemption. You will include in income any amount earned (including original issue discount or acquisition discount) on such pro rata portion of the Treasury portfolio for all U.S. federal income tax purposes.

Interest Income and Original Issue Discount

Following a special event redemption, if the Treasury portfolio contains interest-paying securities that are not Treasury strips, you will be required to recognize ordinary income to the extent of your pro rata portion of the interest paid or accrued with respect to such Treasury securities.

In addition, you, as a holder of Corporate Units, will be required to treat your pro rata portion of each Treasury strip in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant Treasury strip and that has original issue discount (or, in the case of short-term Treasury securities, acquisition discount, each as defined below) equal to your pro rata portion of the excess, if any, of the amounts payable on such Treasury strip over your pro rata portion of the purchase price of the Treasury strip acquired on behalf of holders of Corporate Units. Whether you are on the cash or accrual method of tax accounting, if such original issue discount exists, you will be required to include it (but not acquisition discount on short-term Treasury securities, as defined below) in income for U.S. federal income tax purposes as it accrues on a constant yield to maturity basis. The actual cash payments on the Treasury strips, however, will not be taxable.

In the case of any Treasury security with a maturity of one year or less from the date of its issue (a “short-term Treasury security”), if you are an accrual method taxpayer, in general, you will be required to include the excess of the amount payable at maturity with respect to such Treasury security over your federal income tax basis in the short-term Treasury security (“acquisition discount”) in income as it accrues. If you are a cash method taxpayer, you will be required to recognize the acquisition discount as ordinary income upon payment on short-term Treasury securities. Unless you are an accrual-method taxpayer and you elect to accrue the acquisition discount on a short-term Treasury security on a constant yield to maturity basis, such acquisition discount will be accrued on a straight-line basis. If you obtain the release of your applicable ownership interest of the Treasury portfolio and subsequently dispose of such interest, you will recognize ordinary income on such disposition to the extent of any gain realized on any short-term Treasury security that does not exceed an amount equal to the ratable share of the acquisition discount on such Treasury security not previously included in income.

Tax Basis in the Treasury Portfolio

Your initial federal income tax basis in your applicable ownership interest of the Treasury portfolio will equal your pro rata portion of the amount paid for the Treasury portfolio. Your adjusted federal income tax basis in the Treasury strips or short-term Treasury securities will be increased by the amount of original issue discount or acquisition discount included in income with respect thereto and decreased by the amount of any cash received with respect to such Treasury securities.

Backup Withholding And Information Reporting

In general, you will be subject to backup withholding (currently at the rate of 28%) with respect to payments under Equity Units, senior notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon a settlement of a purchase contract, the proceeds received with respect to a fractional Treasury security sold upon termination of a purchase contract and the proceeds received from the sale of Equity Units, senior notes, applicable ownership interests in the Treasury portfolio or common stock unless you (1) are an entity (including a corporation or a tax-exempt entity) that is exempt from backup withholding and, when required, demonstrate this fact or (2) provide your Taxpayer Identification Number (“TIN”) (which, if you are an individual, would be your Social Security Number), certify that (i) the TIN you provide is correct, (ii) you are a U.S. person and (iii) you are exempt from backup withholding, you have not been notified by the IRS that you are subject to backup withholding due to underreporting of interest or dividends or you have been notified by the IRS that you are no longer subject to backup withholding, and you otherwise comply with the applicable requirements of the backup withholding rules. In addition, such payments or proceeds received by you if you are not a corporation or tax-exempt organization will generally be subject to information reporting requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you generally will be allowed as a credit against your federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS.

Non-U.S. Holders

The following summary is addressed to non-U.S. holders. A non-U.S. holder is a holder that is neither a partnership nor a U.S. person for U.S. federal income tax purposes. Special rules may apply if such non-U.S. holder is a “controlled foreign corporation” or a “passive foreign investment company,” each as defined under the Code, and to certain expatriates or former long-term residents of the United States. If you fall within any of the foregoing categories, you should consult your own tax advisor to determine the United States federal, state, local and foreign tax consequences that may be relevant to you. We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

United States Federal Withholding Tax

United States federal withholding tax will not apply to any payment of principal or interest (including original issue discount and acquisition discount) on the senior notes, the Treasury securities or applicable ownership interests in the Treasury portfolio, provided that:

•	in the case of the senior notes, you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	in the case of the senior notes, you are not a controlled foreign corporation that is related to us through stock ownership;

•	in the case of the senior notes, you are not a bank whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•	(a) you provide your name, address and certain other information on an Internal Revenue Service Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (b) you hold your senior notes, Treasury securities or applicable ownership interests in the Treasury portfolio through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In general, U.S. federal withholding tax at a rate of 30% will apply to the dividends, if any (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described under “ – U.S. Holders – Purchase Contracts – Adjustment to Settlement Rate”), paid on the shares of common stock acquired under the purchase contract. Although it is not clear, we intend to withhold at a rate of 30% on any contract adjustment payments made with respect to a purchase contract. It is possible that U.S. withholding tax on deemed dividends would be withheld from interest paid to you. If a tax treaty applies, you may be eligible for a reduced rate of withholding. Similarly, contract adjustment payments or dividends that are effectively connected with the conduct of a trade or business by you within the U.S. are not subject to the U.S. federal withholding tax, but instead are generally subject to U.S. federal income tax, as described below. In order to claim any such exemption from or reduction in the 30% withholding tax, you should provide a properly executed Internal Revenue Service Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed Internal Revenue Service Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the U.S.

In general, U.S. federal withholding tax will not apply to any gain or income realized by you on the sale, exchange or other disposition of the Equity Units, purchase contracts, senior notes, Treasury securities, applicable ownership interests in the Treasury portfolio or common stock acquired under the purchase contracts.

United States Federal Income Tax

If you are engaged in a trade or business in the U.S. (and, if a tax treaty applies, you maintain a permanent establishment within the U.S.) and interest (including original issue discount and acquisition discount) on the senior notes or the Treasury securities, applicable ownership interests in the Treasury portfolio, dividends on the common stock and, to the extent they constitute taxable income, contract adjustment payments made with respect to the purchase contracts are effectively connected with the conduct of such trade or business (and, if a tax treaty applies, are attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not withholding tax) on such interest, original issue discount, acquisition discount, dividends and contract adjustment payments on a net income basis in the same manner as if you were a U.S. holder. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% branch profits tax (or, if a tax treaty applies, such lower rate as provided).

Any gain or income realized on the disposition of an Equity Unit, a purchase contract, a senior note, a Treasury security, an applicable ownership interest in the Treasury portfolio or common stock acquired under the purchase contract generally will not be subject to U.S. federal income tax unless:

•	such gain or income is effectively connected with your conduct of a trade or business in the U.S. (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Unless you are an exempt recipient, such as a corporation, payments made with respect to the Equity Units, senior notes, Treasury securities, applicable ownership interests in the Treasury portfolio or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, the proceeds received with respect to a fractional Treasury security sold upon termination of a purchase contract and the proceeds received from a sale of Equity Units, senior notes, Treasury securities, applicable ownership interests in the Treasury portfolio or common stock may be subject to information reporting and may also be subject to U.S. federal backup withholding at the applicable rate if you fail to comply with applicable U.S. information reporting or certification requirements.

Any amounts so withheld under the backup withholding rules generally will be allowed as a credit against your U.S. federal income tax liability provided you furnish the required information to the IRS.

The preceding discussion of certain material U.S. federal income tax consequences is general information only and is not tax advice. Accordingly, each investor should consult that its own tax advisor as to the particular tax consequences to it of purchasing, holding and disposing of Securities, including the applicability and effect of any state, local or non-U.S. tax laws and of any changes or proposed changes in applicable law.

ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition, holding and disposition of Equity Units (and the securities underlying such units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date hereof. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings or administrative pronouncements will not significantly modify the requirements summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan. Plans may purchase Equity Units (and the securities underlying such Equity Units) subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the plan.

In considering an investment in the securities of a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Any insurance company proposing to invest assets of its general account in the Equity Units (and the securities underlying such Equity Units) should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

The Equity Units (and the securities underlying such Equity Units) held by a plan will be deemed to constitute plan assets, and the acquisition, holding and disposition of the units (and the securities underlying such units) by a plan may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, if PNM Resources, Inc., the seller or the purchaser is a party in interest or disqualified person with respect to such plan, unless an exemption is available. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting insurance company general accounts, PTCE 96-23 respecting transactions determined by in-house asset managers, and PTCE 75-1 respecting principal transactions by a broker-dealer. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans which consider purchasing Equity Units (and the securities underlying such units) in reliance on these or any other PTCEs should carefully review such PTCE to assure it is applicable.

Accordingly, by its purchase of the Equity Units (and the securities underlying such Equity Units), each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the Equity Units (and the securities underlying such Equity Units) through and including the date of disposition of any such Equity Unit (and any security underlying such Equity Unit) either (i) that it is not a plan or (ii) that the acquisition, holding and the disposition of any Equity Unit (and any security underlying such Equity Unit) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws unless an exemption is available with respect to such transactions and the conditions of such exemption have been satisfied.

In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

Any plan or other entity whose assets include plan assets subject to ERISA, Section 4975 of the Code or substantially similar federal, state or local law should consult their own ERISA and tax advisors and/or counsel regarding the consequences of an investment in the units (and the securities underlying such Equity Units).

The sale of Equity Units (and the securities underlying such units) shall not be deemed a representation by PNM Resources, Inc. that this investment meets all relevant legal requirements with respect to plans generally or any particular plan.

UNDERWRITING

We and the underwriters named below, for whom Banc of America Securities LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are acting as representatives, have entered into an underwriting agreement with respect to the Corporate Units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of Corporate Units set forth in the following table:

Underwriters	Number of Corporate Units
Banc of America Securities LLC	831,552
J.P. Morgan Securities Inc.	875,318
Morgan Stanley & Co. Incorporated	831,552
Citigroup Global Markets Inc.	470,483
Merrill Lynch, Pierce, Fenner & Smith Incorporated	470,483
Wachovia Capital Markets, LLC	470,483
U.S. Bancorp Investments, Inc.	131,298
RBC Capital Markets Corporation	120,356
Wells Fargo Securities, LLC	65,649
BOSC, Inc.	32,826

Total	4,300,000

The underwriters are committed to take and pay for all of the Corporate Units being offered, if any are taken, other than the Corporate Units covered by the option described below unless and until this option is exercised.

If the underwriters sell more Corporate Units than the total number set forth in the table above, the underwriters have an option to buy up to an additional 645,000 Corporate Units from us to cover such sales. The underwriters may exercise that option within 30 days of the date of this prospectus supplement. If any Corporate Units are purchased pursuant to this option, the underwriters will severally purchase Corporate Units in approximately the same proportions as set forth above.

The following table summarizes the underwriting discounts and commissions to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 645,000 additional Corporate Units.

Paid by PNM Resources, Inc.	No Exercise	Full Exercise
Per Corporate Unit	$1.50	$1.50
Total	$6,450,000	$7,417,500

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $350,000, approximately $130,000 of which will be reimbursed to us by the underwriters.

Corporate Units sold by the underwriters to the public will initially be offered at the price to public set forth on the cover of this prospectus supplement. Any Corporate Units sold by the underwriters to securities dealers may be sold at a discount from the price to public of up to $0.90 per Corporate Unit. Any such securities dealers may resell any Corporate Units purchased from the underwriters to certain other brokers or dealers at a discount from the price to public per Corporate Unit. If all the Corporate Units are not sold at the price to public, the underwriters may change the offering price and the other selling terms.

The Corporate Units are a new issue of securities with no established trading market. The Corporate Units have been approved for listing on the New York Stock Exchange under the symbol “PNMPrA.”. We expect trading of the Corporate Units on the New York Stock Exchange to commence on or about March 29, 2005. We have been advised by the representatives that each of the underwriters presently intends to make a market in the Corporate Units but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Corporate Units.

Each of PNM Resources, our directors and our executive officers has agreed that, during a period of 90 days from the date of this prospectus supplement, it, he or she, as the case may be will not, without the prior written consent of the representatives, on behalf of the underwriters, and the representatives of the underwriters of our concurrent common stock offering, directly or indirectly:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or file any registration statement with respect to any of the foregoing, or

•	enter into any swap, or any other agreement or any transaction, that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

These restrictions do not apply to:

•	the sale of the Corporate Units or the issuance of any common stock in connection with the early settlement of the Equity Units,

•	any shares of the common stock we issue upon the exercise of a currently outstanding option or warrant or the conversion or exchange of a currently outstanding security,

•	any shares of our common stock issued or options to purchase our common stock granted pursuant to our existing employee benefit plans,

•	any shares of our common stock issued pursuant to any nonemployee director stock plan or dividend reinvestment and stock repurchase plan currently in effect,

•	any shares of our common stock which we offer or sell in connection with our proposed acquisition of TNP Enterprises, Inc., and

•	any shares of our common stock issued in connection with the concurrent offering of our common stock.

In connection with this offering, the underwriters may purchase and sell the Corporate Units in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Corporate Units than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional Corporate Units from us in the offering. The underwriter may close out any covered short position by either exercising their option to purchase additional Corporate Units or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the underwriters will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase Corporate Units through their option to purchase additional Corporate Units from us. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Corporate Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of Corporate Units made by the underwriters in the open market prior to the completion of the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the Corporate Units sold by or for the account of such underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Corporate Units. As a result, the price of the Corporate Units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

This prospectus supplement, as amended or supplemented, and the accompanying prospectus may be used by the remarketing agent for remarketing of the senior notes at such time as is necessary.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

From time to time, the underwriters and certain of their affiliates have engaged, and may in the future engage, in transactions with, including investment banking and commercial banking transactions, and perform services for, us and our affiliates in the ordinary course of business. Banc of America Securities LLC, Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner and Smith Incorporated and Wachovia Capital Markets, LLC are also acting as underwriters for our concurrent offering of common stock. J.P. Morgan Securities Inc., one of the underwriters, is an affiliate of JPMorgan Chase Bank, N.A., who will act as indenture trustee with respect to the senior notes and purchase contract agent with respect to the Equity Units. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of U.S. Bank National Association, who will act as collateral agent with respect to the Equity Units.

We expect that delivery of the Corporate Units will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of the execution of the underwriting agreement (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of the common stock on the date of pricing will be required, by virtue of the fact that the Corporate Units initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

EXPERTS

The consolidated financial statements and the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefits from September 30 to December 31, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Keleher & McLeod, P.A., Albuquerque, New Mexico and, with regard to certain regulatory matters, by Troutman Sanders LLP, Atlanta, Georgia, and Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters relating to the securities offered hereby will be passed upon for the underwriters by Pillsbury Winthrop LLP, New York, New York. Keleher & McLeod, P.A. may rely as to all matters of New York law upon Pillsbury Winthrop LLP and Pillsbury Winthrop LLP may rely as to all matters of New Mexico law upon Keleher & McLeod, P.A. Certain federal income tax matters will be passed upon for us by Pillsbury Winthrop LLP, New York, New York. Pillsbury Winthrop LLP represents us from time to time in connection with various other matters.

PROSPECTUS

$1,000,000,000

PNM RESOURCES, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

PURCHASE CONTRACTS

and

PURCHASE CONTRACT UNITS

We may offer from time to time up to an aggregate of $1,000,000,000 of our securities. We will provide specific terms of our securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “PNM.”

We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any offering of these securities, including any underwriting arrangements. See also “Plan of Distribution” on page 18 of this prospectus.

Our principal executive offices are located at Alvarado Square, Albuquerque, New Mexico, 87158 and our telephone number is (505) 241-2700.

See the discussion of risk factors contained in our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, which are incorporated by reference in this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 16, 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC, using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may sell the securities or combinations of the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $1,000,000,000, but no more than $500,000,000 of this amount may be in the form of warrants.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement of which this prospectus is a part. Those exhibits have been either filed with the registration statement or with our other SEC filings incorporated by reference in the registration statement.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “PNM Resources”, “the Company”, “we”, “our”, “us”, or similar references mean PNM Resources, Inc. but does not include our subsidiaries.

PNM RESOURCES, INC.

We are an investor-owned holding company of energy and energy-related companies and were incorporated in the State of New Mexico on March 3, 2000. Our principal subsidiary, Public Service Company of New Mexico, or PNM, was incorporated in the State of New Mexico on May 9, 1917. PNM is a public utility primarily engaged in the generation, transmission, distribution, sale and marketing of electricity and in the transmission, distribution and sale of natural gas within the State of New Mexico. The business of PNM constitutes substantially all of the business of PNM Resources, Inc. and its subsidiaries.

Our principal business segments are utility operations, wholesale operations and corporate and other. Utility operations include electric services and gas services. Electric services consist of the distribution, transmission and generation of electricity for retail electric customers in New Mexico. Gas services include the transportation and distribution of natural gas to end users. Our wholesale operations consist of the generation and sale of electricity into the wholesale market based on three product lines which are long-term contracts, forward sales and short-term sales.

Upon the completion of a one-for-one share exchange between us and PNM on December 31, 2001, we became the parent company of PNM and began trading on the New York Stock Exchange under the “PNM” symbol.

As a result of discussions with the Office of Public Utility Regulation of the SEC earlier this year, during which we were informed that the SEC views our existing interstate activities to be significant enough to require registration under the Public Utility Holding Company Act of 1935, or PUHCA, we are preparing to register as a holding company under PUHCA and seeking the appropriate authorizations coincident with registration.

On July 24, 2004, we executed a definitive agreement to acquire all the outstanding common shares of TNP Enterprises, Inc., or TNP, for approximately $189 million, comprised of equal amounts of our common stock and cash. TNP is a privately owned holding company for Texas-New Mexico Power Company and First Choice

Power. Texas-New Mexico Power Company provides electric service to 85 cities and more than 252,000 customers in Texas and New Mexico. Its affiliate, First Choice, is a retail electric provider with more than 230,000 customers in Texas. Under the terms of the agreement, TNP’s common shareholders will receive approximately $189 million in consideration, consisting of approximately 4.7 million of our newly issued common shares and the remainder being paid in cash, subject to closing adjustments. The transaction is subject to customary closing conditions and regulatory approvals, including the New Mexico Public Regulation Commission, the Public Utility Commission of Texas, the SEC under PUHCA, the Federal Energy Regulatory Commission, or FERC, and antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. No shareholder approval is required for the acquisition. We believe at this time that all conditions precedent to closing, including final resolution of regulatory proceedings, can be met so that closing can occur in the second quarter of 2005.

On November 12, 2004, we purchased a one-third interest in Duke Energy Luna, LLC, or Luna, the owner of a partially constructed, natural gas-fired power plant in southern New Mexico and associated wellsite properties and water rights from Duke Energy North America, LLC, a subsidiary of Duke Energy, and the sole member and 100% owner of Luna. Tucson Electric Power Co., a subsidiary of UniSource Energy Corporation, and Phelps Dodge Energy Services, LLC, a subsidiary of Phelps Dodge Corporation purchased the other two-thirds of Luna at the same time. The purchase price for all of the interests in Luna was $40 million in cash, one-third from each purchaser. Each purchaser owns an equal one-third interest in Luna, which owns 100% of the partially constructed plant near Deming, New Mexico. In addition, the purchasers intend to invest about $110 million combined to complete construction.

Our executive offices are located at Alvarado Square, Albuquerque, New Mexico 87158, and our telephone number is (505) 241-2700.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain a website at www.pnm.com. Information contained on our website does not constitute part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus the information we file separately with it, which means we may disclose important information by referring you to those other documents. The information we incorporate by reference is considered to be part of this prospectus. Any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the time that we have sold all of these securities will automatically update, replace and supersede the information contained in this prospectus and in previously filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference those future filings as well as the following documents that we have filed previously with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2003.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

•	Current Reports on Form 8-K dated January 14, 2004, May 19, 2004, July 26, 2004 (filing information pursuant to Item 5), July 28, 2004, August 3, 2004, August 16, 2004, August 19, 2004, September 10, 2004, November 12, 2004 and November 18, 2004.

You may request a copy of these filings at no cost by writing or telephoning us at the following address:

PNM Resources, Inc.

Investor Relations

Alvarado Square

Albuquerque, New Mexico 87158

(505) 241-2477

You should rely only on the information contained in, or incorporated by reference in, this prospectus and any prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any state where the offer or solicitation is not permitted.

You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus is accurate as of any date other than the date of filing of that document incorporated by reference. Our business, financial position, results of operations and prospects may have changed since those dates.

RATIO OF EARNINGS TO FIXED CHARGES AND

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table shows our ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,					Nine Months Ended September 30, 2004
2003	2002	2001	2000	1999
1.99	2.15	3.63	3.05	2.40	3.02

The following table shows our ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

Year Ended December 31,					Nine Months Ended September 30, 2004
2003	2002	2001	2000	1999
1.97	2.13	3.61	3.03	2.38	2.99

Each table shows the ratio information for PNM through 2001, and thereafter shows the ratio information for PNM Resources, Inc. To date, we do not have any outstanding preferred stock. The ratio information in the second table reflects the 128,000 shares of outstanding preferred stock of PNM as of those dates.

Our ratio of earnings to fixed charges is computed by dividing our earnings by our fixed charges before income taxes. For the purposes of such computations:

•	earnings consist of net income plus fixed charges and income taxes less preference security dividend requirements of consolidated subsidiaries; and

•	fixed charges consist of interest expensed and capitalized, net of amortization of debt discount, premium and capitalized expenses related to indebtedness, estimated interest costs within rental expense and preference security dividend requirements of consolidated subsidiaries.

USE OF PROCEEDS

Except as may otherwise be set forth in a prospectus supplement, the proceeds from the sale of these securities may be used to retire outstanding debt, to finance a portion of our capital expenditures, to finance strategic investments in, or future acquisitions of, other entities or their assets, including the proposed acquisition of TNP, to finance the completion of construction of the gas-fired power plant near Deming, New Mexico that we acquired an indirect one-third interest in on November 12, 2004 and for other general corporate purposes.

FORWARD-LOOKING STATEMENTS

Statements made in this prospectus and other documents we file with the SEC that relate to future events or our expectations, projections, estimates, intentions, goals, targets and strategies, both with respect to the Company and with respect to the proposed acquisition of TNP, are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and are subject to risks and uncertainties. We assume no obligation to update this information except as may be required by the federal securities laws.

Because actual results may differ materially from those expressed or implied by the forward-looking statements, we caution investors not to place undue reliance on these forward-looking statements. Future financial and operating results and cash flow will be affected by a number of factors, including:

•	risks and uncertainties relating to the receipt of regulatory approvals for the proposed acquisition of TNP,

•	the risks that the businesses will not be integrated successfully,

•	the risk that the benefits of the TNP transaction will not be fully realized or will take longer to realize than expected,

•	disruption from the TNP transaction making it more difficult to maintain relationships with customers, employees, suppliers or other third parties,

•	conditions in the financial markets relevant to the proposed TNP acquisition,

•	interest rates,

•	weather,

•	water supply,

•	fuel costs,

•	risk management and commodity risk transactions,

•	seasonality and other changes in supply and demand in the market for electric power,

•	wholesale power prices,

•	market liquidity,

•	the competitive environment in the electric and natural gas industries,

•	the performance of generating units and transmission system,

•	the risks associated with the completion of the construction of Luna, including construction delays and unanticipated cost overruns,

•	state and federal regulatory and legislative decisions and actions,

•	the outcome of legal proceedings,

•	changes in applicable accounting principles and

•	the performance of state, regional and national economies.

For a detailed discussion of the important factors that affect us and that could cause actual results to differ from those expressed or implied by our forward-looking statements, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “PNM Resources, Inc. Risk Factors”, and the information about the risks associated with our use of derivative financial instruments set forth under “Quantitative and Qualitative Disclosure About Market Risk” contained in certain of the documents incorporated by reference in this prospectus.

DESCRIPTION OF DEBT SECURITIES

GENERAL

The following description sets forth certain general terms and provisions of our debt securities. When we offer our debt securities in the future, a prospectus supplement will explain the particular terms of those debt securities and the extent to which any of these general provisions will not apply. We may issue one or more series of debt securities directly to the public or as part of a purchase unit from time to time. We may also sell hybrid or novel securities now existing or developed in the future that combine certain features of the debt securities and other securities described in this prospectus. We may be required to obtain regulatory approval before we can issue and sell certain of these securities.

The debt securities will be our direct unsecured general obligations. We may issue the debt securities from time to time in one or more series under an indenture between us and JPMorgan Chase Bank, N.A., as trustee. This indenture, as it may be amended and supplemented from time to time, is referred to in this prospectus as the “Indenture.”

We have summarized selected provisions of the Indenture below. You should read this summary together with the Indenture and the officer’s certificates or other documents establishing the debt securities for a complete understanding of the provisions that may be important to you. You should also read this prospectus and any applicable prospectus supplement before you make any investment decision. The following description of the debt securities and the Indenture is qualified by reference to the Indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part. References to certain sections of the Indenture are included in parentheses. Whenever particular provisions or defined terms in the Indenture are referred to under this “Description of Debt Securities,” such provisions or defined terms are incorporated by reference herein. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the debt securities.

There is no requirement under the Indenture that our future issuances of debt securities be issued exclusively under the Indenture and we will be free to employ other indentures or documentation, containing provisions different from those included in the Indenture or applicable to one or more issuances of debt securities in connection with future issuances of other debt securities. Nonetheless, the debt securities registered under the registration statement of which this prospectus is a part will only be issued pursuant to an indenture (or a form thereof) that is filed as an exhibit to the registration statement.

The Indenture provides that the applicable debt securities will be issued in one or more series, may be issued at various times, may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series for issuances of additional debt securities of that series. Unless otherwise described in the applicable prospectus supplement, the Indenture does not limit the aggregate amount of debt, including secured debt, we or our subsidiaries may incur.

RANKING

The debt securities will be our direct unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated debt. As of September 30, 2004, we had an immaterial amount of outstanding debt that would have ranked equally with the debt securities.

We are a holding company and derive substantially all of our income from our operating subsidiaries. As a result, our cash flows and consequent ability to service our debt, including the debt securities, are dependent upon the earnings of our subsidiaries and distribution of those earnings to us and other payments or distributions of funds by our subsidiaries to us, including payments of principal and interest under intercompany indebtedness. Our operating subsidiaries are separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any dividends or make any other distributions (except for payments required pursuant to the terms of intercompany indebtedness) to us or to otherwise pay amounts due with respect to the debt securities or to make specific funds available for such payments. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances. Because we are a holding company and conduct substantially all of our operations through subsidiaries, holders of the debt securities will generally have a position junior to the claims of creditors of our subsidiaries (including trade creditors of and holders of indebtedness issued by any such subsidiary) and preferred stockholders of our subsidiaries. As of September 30, 2004, our subsidiary, PNM, had 128,000 shares, stated value of $100 per share, of cumulative preferred stock outstanding and we had, on a consolidated basis, $1.015 billion aggregate principal amount of debt outstanding, substantially all of which was debt of PNM.

PROVISIONS OF A PARTICULAR SERIES

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include any of the following terms that apply to that series:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable and how it will be paid;

•	the rate or rates at which the debt securities will bear interest, if any, and how the rate or rates will be determined;

•	the date or dates from which interest on the debt securities will accrue, the interest payment dates on which interest will be paid, and the record dates for the interest payments;

•	the right, if any, to extend the interest payment periods for the debt securities and the duration of the extension;

•	the place or places where payments will be made;

•	whether we have the option to redeem the debt securities and, if so, the terms of our redemption option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to repurchase or otherwise redeem the debt securities;

•	if the debt securities will be issued in denominations other than $1,000;

•	any index or formula used for determining principal, premium or interest;

•	any collateral, security, insurance, assurance or guarantee applicable to a series of debt securities;

•	the currency in which payments will be made if other than United States dollars, and the manner of determining the equivalent of those amounts in United States dollars;

•	if payments may be made on any of the debt securities, at our election or at the holder’s election, in a currency other than that in which the debt securities are stated to be payable, then the currency in which those payments may be made, the terms and conditions of the election and the manner of determining those amounts;

•	the portion of the principal payable upon acceleration of maturity, if other than the entire principal;

•	if the principal payable on the maturity date will not be determinable on one or more dates prior to the maturity date, the amount which will be deemed to be such principal amount or the manner of determining it;

•	whether the provisions described under “Discharge, Defeasance and Covenant Defeasance” will apply to the debt securities;

•	whether the debt securities will be issuable as global securities and, if so, the securities depositary;

•	any changes or additions to the events of default under the Indenture or changes or additions to our covenants under the Indenture; and

•	any other terms of the debt securities not inconsistent with the terms of the Indenture.

(See Section 3.01)

All debt securities of any one series will be substantially identical except as to denomination and except as may otherwise be determined in the manner provided for in the Indenture. (See Section 3.01)

The Indenture does not currently contain any restriction on the payment of dividends or any financial covenants. However, the supplemental indenture for any series of debt securities may contain such restrictions. The prospectus supplement related to such debt securities will describe such restrictions and the protections, if any, that such restrictions provide the holders of the debt securities in the event of a highly leveraged transaction involving us that may adversely affect the holders of the debt securities.

GLOBAL DEBT SECURITIES

We may issue some or all of the debt securities as book-entry securities. Any such book-entry securities will be represented by one or more fully registered global securities. We will register each global security with or on behalf of a securities depositary identified in the applicable prospectus supplement. Each global security will be deposited with the securities depositary or its nominee or a custodian for the securities depositary.

As long as the securities depositary or its nominee is the registered holder of a global security representing debt securities, that person will be considered the sole owner and holder of the global security and the debt securities it represents for all purposes. Except in limited circumstances, owners of beneficial interests in a global security:

•	may not have the global security or any of the debt securities it represents registered in their names;

•	may not receive or be entitled to receive physical delivery of certificated debt securities in exchange for the global security; and

•	will not be considered the owners or holders of the global security or any of the debt securities it represents for any purposes under the debt securities or the Indenture.

We will make all payments of principal and any premium and interest on a global security to the securities depositary or its nominee as the holder of the global security. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Ownership of beneficial interests in a global security will be limited to institutions having accounts with the securities depositary or its nominee, which are called “participants” in this discussion, and to persons that hold beneficial interests through participants. When a global security representing debt securities is issued, the securities depositary will credit on its book entry, registration and transfer system the principal amount of debt securities the global security represents to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by:

•	the securities depositary, with respect to participants’ interests; and

•	any participant, with respect to interests the participant holds on behalf of other persons.

Payments to owners of beneficial interests held through participants will be the responsibility of those participants. The securities depositary may from time to time adopt various policies and procedures governing payments, transfers, exchanges and other matters relating to beneficial interests in a global security. None of the following will have any responsibility or liability for any aspect of the securities depositary’s or any participant’s records relating to beneficial interests in a global security representing debt securities, for payments made on account of those beneficial interests or for maintaining, supervising or reviewing any records relating to those beneficial interests:

•	PNM Resources;

•	the trustee; or

•	an agent of either of them.

REDEMPTION

We will set forth any terms for the redemption of any debt securities in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, the debt securities will be redeemable upon notice by mail to the holders between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series are to be redeemed, the trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 11.03 and 11.04)

The debt securities will cease to bear interest on the redemption date assuming we redeem them. We will pay the redemption price and any accrued interest once the debt securities are surrendered for redemption. (See Section 11.06) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 11.07)

We may make any redemption, at our option, conditional upon the receipt by the paying agent or agents, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent or agents have not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 11.04)

PAYMENT

Except as may be provided in the applicable prospectus supplement, interest, if any, on each debt security payable on each interest payment date will be paid to the person in whose name the debt security is registered as of the close of business on the regular record date for the interest payment date. Interest payable at maturity, however, will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date to be fixed by the trustee, which will be between 10 and 15 days prior to the date we proposed for payment of the defaulted interest, or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (See Section 3.07)

REGISTRATION OF TRANSFER AND EXCHANGE

Unless otherwise specified in the prospectus supplement applicable to any series of debt securities, subject to any limitations on the transfer of global securities, the transfer of the debt securities may be registered, and the debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and principal amount, at the corporate trust office of the trustee. We may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. Unless otherwise provided in the prospectus supplement applicable to any series of debt securities, no service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of:

•	any debt security during a period of 15 days prior to giving any notice of redemption; or

•	any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part.

(See Section 3.05)

RESTRICTIONS ON MERGERS AND SALE OF ASSETS

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•	the surviving or successor entity is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes our obligations on all debt securities and under the Indenture;

•	immediately after giving effect to the transaction, no event of default and no event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing; and

•	we deliver to the trustee, an officer’s certificate and an opinion of counsel as to compliance with the foregoing.

(See Section 8.01)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

The Indenture provides that we may be:

•	discharged from our obligations, with certain limited exceptions, with respect to any particular series of debt securities, as described in the Indenture, such a discharge being called a “defeasance” in this prospectus; and

•	released from our obligations under certain restrictive covenants especially established with respect to any particular series of debt securities, including the covenants described above under “Restrictions on Mergers and Sale of Assets”, such a release being called a “covenant defeasance” in this prospectus.

(See Sections 13.02 and 13.03)

We must satisfy certain conditions to effect a defeasance or covenant defeasance. Those conditions include the irrevocable deposit with the trustee, in trust, of money or government obligations which through their scheduled payments of principal and interest would provide sufficient money to pay the principal and any premium and interest on those debt securities on the maturity dates of those payments or upon redemption. (See Section 13.04)

Under current United States federal income tax laws, a defeasance would be treated as an exchange of the relevant debt securities in which holders of those debt securities might recognize gain or loss. In addition, the amount, timing and character of amounts that holders would thereafter be required to include in income might be different from that which would be includible in the absence of that defeasance. We urge investors to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than United States federal income tax laws. (See Section 13.04)

Under current United States federal income tax law, unless accompanied by other changes in the terms of the debt securities, a covenant defeasance should not be treated as a taxable exchange.

MODIFICATION OF THE INDENTURE

We and the trustee may enter into one or more supplemental indentures without the consent of any holder of the debt securities for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

•	to add to our existing covenants or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the debt securities of any particular series in any material respect, that change, elimination, or addition will become effective only:

•	when the consent of the holders of a majority in aggregate principal amount of the debt securities of that series has been obtained in accordance with the Indenture; or

•	when no debt securities of the affected series remain outstanding under the Indenture;

•	to secure the debt securities;

•	to establish the form or terms of the debt securities of any other series as permitted by the Indenture;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for or facilitate the administration of the trust by more than one trustee; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of the debt securities of any particular series in any material respect.

(See Section 9.01)

If the Trust Indenture Act of 1939 is amended after the date of the Indenture to require changes to the Indenture, the Indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act of 1939. We and the trustee may, without the consent of any of the holders, enter into one or more supplemental indentures to evidence that amendment. (See Section 9.01)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the Indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected will be required. No amendment or modification may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•	reduce the percentage in principal amount of the outstanding debt security of any particular series which consent is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•	modify certain provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the debt securities of any particular series, without, in each case, the consent of the holder of each outstanding debt security affected thereby.

(See Section 9.02)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of the debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (See Section 9.02)

The Indenture provides that the debt securities owned by us or anyone else required to make payment on the debt securities will be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (See Section 1.01)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, in certain situations. If the record date is fixed, the holders of the outstanding debt securities of the relevant series on that record date, and no other holders, will be entitled to take or revoke the relevant action, whether or not those holders remain holders after that record date. No action, however, will be effective unless taken on or prior to the applicable expiration date by holders of the requisite principal amount of the outstanding debt securities of that series on that record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by our acts or those of the trustee taken in reliance thereon, whether or not notation of that action is made upon that debt security. (See Section 1.04)

EVENTS OF DEFAULT

“Event of default” when used in the Indenture with respect to any particular series of debt securities, means any of the following:

•	failure to pay interest on any debt security of the applicable series for 60 days after it is due;

•	failure to pay the principal of or premium on any debt security of the applicable series when due (whether at maturity or upon earlier redemption);

•	failure to pay the deposit of any sinking fund payment, when and as due by the terms of the applicable series;

•	failure to perform any other covenant in the Indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in principal amount of the debt securities of such series; however, the trustee or the trustee and such holders can agree to an extension of the 90-day period and this extension will be automatic if we are diligently pursuing action to correct the default;

•	certain events in bankruptcy, insolvency or reorganization of PNM Resources; or

•	any other event of default provided with respect to the debt securities of that series.

(See Section 5.01)

REMEDIES

Acceleration of Maturity

If an event of default with respect to any one series of debt securities occurs and continues, either the trustee or the holders of a majority in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series to be due and payable immediately. However, if the event of default is applicable to more than one series of debt securities, the trustee or the holders of a majority in principal amount of all the outstanding debt securities of all series, considered as one class, and not the holders of any one series, may make a declaration of acceleration. (See Section 5.02)

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all the debt securities of the series;

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due;

•	interest, if any, on overdue interest (to the extent lawful); and

•	all amounts due to the trustee under the Indenture; and

•	any other event of default with respect to the debt securities of that series has been cured or waived as provided in the Indenture.

(See Section 5.02)

The holders of a majority in principal amount of the outstanding debt securities of any particular series may on behalf of the holders of all the debt securities of that series waive any past default under the Indenture with respect to that series and its consequences, except a default:

•	in the payment of the principal of or any premium or interest on any debt security of that series, or

•	in respect of a covenant or provision of the Indenture which cannot be modified or amended by supplemental indenture without the consent of the holder of each outstanding debt security of the series affected.

However, if a default occurs and continues with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, has the right to waive the default, and not the holders of the debt securities of any one such series. Upon any waiver, the default ceases to exist, and any and all events of default arising therefrom is deemed to have been cured, for every purpose of the Indenture; but no waiver will extend to any subsequent or other default or impair any right consequent thereon. (See Section 5.13)

Right to Direct Proceedings

If an event of default with respect to any particular series of debt securities occurs and continues, the holders of a majority in principal amount of the outstanding debt securities of that series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. However, if an event of default occurs and continues with respect to more than one series of debt securities, the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series, considered as one class, have the right to make the direction, and not the holders of the debt securities of any one of such series and that:

•	such direction will not be in conflict with any rule of law or with the Indenture;

•	the trustee may take any other action deemed proper by the trustee and not inconsistent with direction, and

•	subject to the provisions of the Indenture the trustee will have the right to decline to follow any direction if the trustee in good faith determines that the proceeding so directed would involve the trustee in personal liability.

(See Section 5.12)

Limitation on Right to Institute Proceedings

No holder of debt securities of any particular series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

•	the trustee has failed to institute any proceeding for 60 days after notice and has not received any direction inconsistent with the written request of the holders during that period.

(See Section 5.07)

No Impairment of Right to Receive Payment

The limitations on the right to institute proceedings, however, do not apply to a suit by a holder of a debt security for payment of the principal of or premium, if any, or interest if any, on that debt security on or after the applicable due date. (See Section 5.08)

Annual Notice to Trustee

We will provide to the trustee an annual statement by an appropriate officer as to whether we are in default in the performance and observance of any of the terms, provisions and conditions of the Indenture. (See Section 10.04)

NOTICES

Notices to holders of the debt securities will be given by mail to the holders at the addresses that appear in the security register. (See Section 1.06)

TITLE

We, the trustee, and any of our agents or the agents of the trustee, may treat the person in whose name the debt securities are registered as the absolute owner thereof, whether or not such debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (See Section 3.08)

GOVERNING LAW

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (See Section 1.12)

REGARDING THE TRUSTEE

The trustee is JPMorgan Chase Bank, N.A. In addition to acting as trustee, JPMorgan Chase Bank, N.A. acts, and may act, as trustee under our and our affiliates’ other various indentures and trusts. We and our affiliates also maintain credit and liquidity facilities and conduct other banking transactions with JPMorgan Chase Bank, N.A. in the ordinary course of our businesses. In addition, affiliates of JPMorgan Chase Bank, N.A. are lessors with respect to three leases with PNM, our principal subsidiary, relating to the sale and leaseback of portions of Unit 1 and Unit 2 of the Palo Verde Nuclear Generating Station.

The trustee may resign at any time by giving us written notice or be removed at any time by an act of the holders of a majority in principal amount of any particular series of debt securities then outstanding delivered to the trustee and us. In addition, provided that no event of default has occurred or is continuing, we may appoint a new trustee upon delivering to the trustee, a resolution of our board of directors appointing a successor trustee and the successor’s acceptance of our appointment. In this case, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. In any event, the resignation or removal of the trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by a successor trustee. (See Section 6.10)

The trustee will perform only those duties that are specifically set forth in the Indenture unless an event of default under the Indenture occurs and continues. In case an event of default occurs and continues, the trustee will exercise the same degree of care and skill as a prudent individual would exercise in the conduct of his or her own affairs. (See Section 6.01)

DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

The following descriptions of our capital stock and the relevant provisions of our restated articles of incorporation and by-laws are summaries and are qualified by reference to our restated articles of incorporation and by-laws that have been previously filed with the SEC and are exhibits to the registration statement of which this prospectus is a part. The following also summarizes certain applicable provisions of the New Mexico Business Corporation Act and the New Mexico Public Utility Act and those summaries are qualified by reference to those Acts.

Our authorized capital stock consists of 10,000,000 shares of preferred stock, without par value, issuable in series from time to time, and 120,000,000 shares of common stock, without par value. 60,441,459 shares of our common stock were outstanding as of November 1, 2004. No shares of our preferred stock are currently outstanding.

COMMON STOCK

Dividend Rights

After giving effect to any prior rights of our preferred stock, if any should become outstanding, we will pay dividends on our common stock as determined by our board of directors out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors.

The New Mexico Business Corporation Act and our restated articles of incorporation and by-laws generally require the affirmative vote of a majority of the shares represented at a shareholder meeting and entitled to vote for shareholder action, including the election of directors. Under the New Mexico Business Corporation Act, some corporate actions, including amending the articles of incorporation and approving a plan of merger, consolidation or share exchange, require the affirmative vote of a majority of the outstanding shares entitled to vote, which could include, in certain circumstances, classes of preferred stock. See “—Potential Changes in Voting Rights” for a description of certain potential impacts on the voting rights of common stockholders.

Liquidation Rights

In the event we are liquidated or dissolved, either voluntarily or involuntarily, the holders of our preferred stock will have priority (after any of our creditors) with respect to the distribution of assets. After the holders of our preferred stock are paid their aggregate liquidation preference, the holders of our common stock will be entitled, subject to the rights, if any, of the holders of our preferred stock, to share ratably (according to the number of shares held by them) in all of our remaining assets available for distribution.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our authorized but unissued shares, or securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by the board of directors in its sole judgment.

Listing

Our common stock is listed on the New York Stock Exchange under the “PNM” symbol.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Mellon Investor Services, South Hackensack, New Jersey.

PREFERRED STOCK

Our board of directors is authorized by resolution to provide from time to time for the issuance of shares of preferred stock in series and to fix, from time to time before issuance, the designation, preferences, privileges and voting powers of the shares of each series of preferred stock and its restrictions or qualifications, limited to the following:

•	the serial designation, authorized number of shares and the stated value;

•	the dividend rate, if any, the date or dates on which the dividends will be payable, and the extent to which the dividends may be cumulative;

•	the price or prices at which shares may be redeemed, and any terms, conditions and limitations upon any redemption;

•	the amount or amounts to be received by the holders in the event of our dissolution, liquidation, or winding up;

•	any sinking find provisions for redemption or purchase of shares of any series;

•	the terms and conditions, if any, on which shares may be converted into, or exchanged for, shares of our other capital stock, or of other series of our preferred stock;

•	the voting rights, if any, for the shares of each series, limited to circumstances when:

•	we fail to pay dividends on the applicable series; and

•	when a proposed amendment to our restated articles of incorporation would have an adverse impact on the rights and privileges of our preferred stockholders.

The holders of our preferred stock do not have a preemptive right to acquire authorized but unissued shares, or securities convertible into shares or carrying a right to subscribe to or acquire shares, except under the terms and conditions as may be provided by our board of directors.

The effects of the issuance of our preferred stock on the holders of our common stock could include, among other things, (i) reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock, (ii) restrictions on dividends on common stock if dividends on the series of preferred stock are in arrears, (iii) dilution of the voting power of common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights, (iv) dilution of the equity interest of holders of common stock if the series of preferred stock is convertible, and is converted, into common stock and (v) restrictions on the rights of holders of common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

A prospectus supplement will describe the terms of any preferred stock being offered, including whether the preferred stock will be listed on any securities exchange. See “—Potential Changes in Voting Rights” for a description of certain potential impacts on the voting rights of preferred stockholders.

CERTAIN ANTI-TAKEOVER MATTERS

Our restated articles of incorporation and by-laws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect include:

•	authorization for our board of directors to issue our preferred stock in series and to fix rights and preferences of the series (including, among other things, whether, and to what extent, the shares of any series will have voting rights, within the limitations described above, and the extent of the preferences of the shares of any series with respect to dividends and other matters);

•	our board of directors is classified into three classes, with the directors being elected for staggered terms;

•	advance notice procedures with respect to any proposal other than those adopted or recommended by our board of directors; and

•	provisions specifying that only a majority of the board of directors, the chairman of the board of directors, the president or holders of not less than one-tenth of all our shares entitled to vote may call a special meetings of stockholders.

Under the New Mexico Public Utility Act, approval of the New Mexico Public Regulation Commission is required for certain transactions which may result in our change in control or exercise of control. Certain acquisitions by any person of our outstanding voting securities would also require approval of the SEC under the Public Utility Holding Company Act of 1935.

POTENTIAL CHANGES IN VOTING RIGHTS

In September 2004, our board of directors adopted a resolution approving the terms of a unit purchase agreement with an existing shareholder, Cascade Investment LLC, to purchase $100.0 million in equity linked securities. This agreement calls for us, upon the request of Cascade and subject to the receipt of any necessary approvals from the SEC, to propose to our shareholders at the 2005 annual meeting an amendment to our restated articles of incorporation. The resolution adopted by our board of directors in September 2004 also approved the proposal of this amendment. The amendment would enable us to confer upon holders of preferred stock issued under the unit purchase agreement, voting as a single class with holders of common stock, the same number of votes to which the number of shares of common stock into which the preferred stock is convertible on all matters other than the election of our directors. Shareholder approval of this provision is not a condition of our proposed acquisition of TNP or the sale of the equity linked securities pursuant to the unit purchase agreement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, common stock, or any combination thereof. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

This summary of certain provisions of the warrants is not complete. For the complete terms of the warrants and the warrant agreement, you should refer to the provisions of the warrant agreement that we will file with the SEC in connection with the offering of such warrants.

The prospectus supplement relating to any particular issue of warrants will describe the terms of the warrants, including the following:

•	the title and aggregate number of warrants;

•	the offering price for the warrants, if any;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	if applicable, the date on and after which the warrants and the related other securities issued therewith will be separately transferable;

•	the number or amount of securities that may be purchased upon exercise of a warrant and the price at which the securities may be purchased upon exercise, which may be payable in cash, securities or other property;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	whether the warrants represented by the warrant certificates or securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any;

•	a discussion of any material United States federal income tax considerations;

•	the anti-dilution provisions of the warrants, if any;

•	any applicable redemption or call provisions applicable to the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

AND PURCHASE CONTRACT UNITS

We may issue purchase contracts for the purchase or sale of our securities or securities of any entity unaffiliated with us, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a purchase price that may be fixed at the time the purchase contract is issued or as may be determined by reference to a specific formula set forth in such purchase contract, all as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract, which may be a separate security. Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such purchase contracts on the relevant settlement date (or other obligations thereunder) may constitute indebtedness. Accordingly, the purchase contracts may be issued under an agreement that constitutes an indenture that will be qualified under the Trust Indenture Act of 1939.

The purchase contracts may be issued separately or as part of a purchase contract unit that consists of (a) a purchase contract and (b) debt securities offered pursuant to this prospectus, U.S. Treasury securities or other debt obligations of third parties, that may be used to secure the holders’ obligations under a purchase contract. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under these purchase contracts in a specified manner.

A prospectus supplement will describe the terms of any purchase contracts or purchase contract units being offered. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the purchase contracts and, if applicable, collateral or depositary arrangements, relating to purchase contracts or purchase contract units. Some of the important United States federal income tax considerations applicable to the purchase contract units and purchase contracts will be discussed in the related prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus in one or more series in any of three ways: (1) through underwriters or dealers; (2) through agents; or (3) directly to a limited number of purchasers or to a single purchaser, or through a combination of any of the foregoing methods of sale.

THROUGH UNDERWRITERS OR DEALERS

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to offered securities will be named in the prospectus supplement relating to the offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to some conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

THROUGH AGENTS

Offered securities may be sold through agents designated by us from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the offered securities for which the prospectus supplement is delivered as well as any commissions that we will pay to that agent. Unless otherwise indicated in the prospectus supplement, that agent will be acting on a reasonable best efforts basis for the period of its appointment.

DIRECTLY

We may sell the offered securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to us from their sale;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the particular offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions.

Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or the Nasdaq Stock Market. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We or one of our affiliates may lend or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribution by us with respect to payments which those agents, underwriters and dealers may be required to make in respect thereof. Agents, dealers and underwriters may engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

EXPERTS

The consolidated financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations, effective January 1, 2003 and the change in actuarial valuation measurement date for the pension plan and other post-retirement benefit plans from September 30 to December 31), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2004 and 2003, June 30, 2004 and 2003, and September 30, 2004 and 2003, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

VALIDITY

The validity of the offered securities will be passed upon for us by Keleher & McLeod, P.A., Albuquerque, New Mexico, and, for any underwriters, dealers or agents, by Pillsbury Winthrop LLP, New York, New York. In giving their opinions, Keleher & McLeod, P.A. may rely as to all matters of New York law upon the opinion of Pillsbury Winthrop LLP and Pillsbury Winthrop LLP may rely as to all matters of New Mexico law upon the opinion of Keleher & McLeod, P.A. Pillsbury Winthrop LLP regularly renders legal services to us and our subsidiaries.

4,300,000 Equity Units

(Initially Consisting of 4,300,000 Corporate Units)

6.75% Equity Units

PROSPECTUS SUPPLEMENT

March 23, 2005

Joint Book-Running Managers

Banc of America Securities LLC	JPMorgan	Morgan Stanley

Citigroup	Merrill Lynch & Co.	Wachovia Securities

U.S. Bancorp Investments, Inc.	RBC Capital Markets	Wells Fargo Securities

BOSC, Inc.